Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

UNIVERSAL TRUCKLOAD SERVICES, INC.,

UPTON MERGER SUB I, INC.,

UPTON MERGER SUB II, LLC,

LINC LOGISTICS COMPANY,

THE COMPANY SHAREHOLDERS,

MATTHEW T. MOROUN, AS THE SHAREHOLDER REPRESENTATIVE,

AND

SOLELY WITH RESPECT TO THE APPLICABLE SECTIONS,

MANUEL J. MOROUN

Dated as of July 25, 2012

i

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 25, 2012, is entered into by and among (a) Universal Truckload Services, Inc., a Michigan corporation (“Parent”); (b) Upton Merger Sub I, Inc., a Michigan corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”); (c) Upton Merger Sub II, LLC, a Michigan limited liability company and a direct wholly-owned Subsidiary of Parent (“Sister Sub”); (d) LINC Logistics Company, a Michigan corporation (“Company”); (e) Matthew T. Moroun (“MTM”); (f) MTM, in his capacity as Trustee (as defined herein) of the MJ Moroun 2012 Annuity Trust, dated April 30, 2012 (the “Annuity Trust”); (g) Manuel J. Moroun (“MJM”), in his capacity as Trustee of the Manuel J. Moroun Revocable Trust U/A, dated March 24, 1977, as amended and restated on December 22, 2004 (the “MJM Revocable Trust”); (h) MTM, solely in the capacity as agent and attorney-in-fact for the Company Shareholders (the “Shareholder Representative”); and (i) solely with respect to the Applicable Sections, MJM.

RECITALS

WHEREAS, MTM, MTM, in his capacity as trustee of the Annuity Trust and MJM, in his capacity as trustee of the MJM Revocable Trust (each, a “Company Shareholder”) collectively own approximately 64.7% of the outstanding common shares, no par value, of Parent (the “Parent Common Stock”) and 100% of the outstanding voting common shares, no par value, of the Company (the “Company Common Stock”), with the number of such shares owned by each Company Shareholder set forth next to such Company Shareholder’s name on Section 3.05(a) of the Company Disclosure Schedule (as defined herein);

WHEREAS, Representatives (as defined herein) of the Company and the board of directors of Parent (the “Parent Board of Directors”) have been in discussions regarding a transaction pursuant to which, among other things, Parent would acquire all of the outstanding shares of the Company Capital Stock (as defined herein);

WHEREAS, the Parent Board of Directors established the Special Committee (as defined herein), which consists solely of independent and disinterested directors, to, among other things, review, evaluate, negotiate, recommend or not recommend the terms of the proposed transaction, and to make a recommendation to the Parent Board of Directors regarding such transaction;

WHEREAS, pursuant to this Agreement, Merger Sub will, subject to the terms and conditions of this Agreement and pursuant to the Business Corporation Act of the State of Michigan (the “MBCA”), merge with and into the Company (the “Merger”), with the Company as the surviving company of the Merger, and immediately thereafter, the Company will, subject to the terms and conditions of this Agreement and pursuant to the MBCA and the Limited Liability Company Act of the State of Michigan (the “LLC Act”), merge with and into Sister Sub (the “Subsequent Merger”), with Sister Sub as the surviving company in the Subsequent Merger;

WHEREAS, it is intended that the Merger and the Subsequent Merger, considered together as a single integrated transaction for U.S. federal income tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement will be, and hereby is, adopted as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition to Closing (as defined herein), Parent and the Company Shareholders will enter into an Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), that shall, upon the Closing, become a valid and enforceable agreement among the Company Shareholders and the Parent;

WHEREAS, the Special Committee, after consultation with the Special Committee Financial Advisor (as defined herein) and legal counsel, has unanimously determined that the terms and conditions of this Agreement and the transactions contemplated hereby, including the Merger and the Subsequent Merger (collectively, the “Merger Transactions”), are fair to and in the best interest of Parent and the holders of Parent Common Stock other than the Company Shareholders;

WHEREAS, the Special Committee, after consultation with the Special Committee Financial Advisor and legal counsel, has unanimously recommended to the Parent Board of Directors that the Parent Board of Directors adopt this Agreement and approve the Merger Transactions, including the issuance of Parent Common Stock pursuant to the terms of this Agreement (the “Special Committee Recommendation”);

WHEREAS, based on the Special Committee Recommendation, the Parent Board of Directors has adopted this Agreement and approved the Merger Transactions, including the issuance of Parent Common Stock pursuant to the terms of this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that the terms and conditions of this Agreement and the Merger Transactions are fair to and in the best interest of Merger Sub and Parent, in its capacity as the sole shareholder of Merger Sub, (b) adopted this Agreement and approved the Merger Transactions, (c) declared this Agreement and the Merger Transactions advisable and in the best interest of Merger Sub and Parent, in its capacity as the sole shareholder of Merger Sub and (d) resolved to recommend to Parent, in its capacity as the sole shareholder of Merger Sub, to vote to approve this Agreement and the Merger Transactions;

WHEREAS, the sole member of Sister Sub has unanimously (a) determined that the terms and conditions of this Agreement and the Merger Transactions are fair to and in the best interest of Sister Sub and (b) adopted this Agreement and approved the Merger Transactions on behalf of Sister Sub;

WHEREAS, no later than one Business Day (as defined herein) following the execution and delivery of this Agreement by the parties hereto, the Company Shareholders, in their capacity as shareholders of Parent, will deliver to Parent an irrevocable written consent approving this Agreement and the Merger Transactions, including the issuance of Parent Common Stock pursuant to the terms of this Agreement, in each case, solely to the extent required by NASDAQ Rule 5635(d) and approving the increase of authorized Parent Common Stock (the “Parent Written Consent”), in the form previously agreed to by the parties;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”), has unanimously (a) determined that the terms and conditions of this Agreement and the Merger Transactions are fair to and in the best interest of the Company and the holders of Company Common Stock, (b) adopted this Agreement and approved the Merger Transactions, (c) declared this Agreement and the Merger Transactions advisable and in the best interest of the Company and the holders of Company Common Stock and (d) resolved to recommend to the holders of Company Common Stock to vote to approve this Agreement and the Merger Transactions; and

WHEREAS, no later than one Business Day following the execution and delivery of this Agreement, the Company Shareholders will deliver to the Company an irrevocable unanimous written consent approving this Agreement and the Merger Transactions (the “Company Written Consent”), in the form previously agreed to by the parties.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person or group (within the meaning of Rule 13d-5 of the Exchange Act) of Persons directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing. Notwithstanding anything herein (i) prior to the Closing, none of Parent, Sister Sub, Merger Sub and any of their respective Subsidiaries shall be deemed to be an Affiliate of the Company, its Subsidiaries and/or any of the Company Shareholders and (ii) following the Closing, no Company Shareholder individually shall be deemed to be an Affiliate of the Company or its Subsidiaries, in each such case, for purposes of this Agreement.

“Ancillary Agreements” means the Amended and Restated Registration Rights Agreement and each of the other agreements expressly contemplated herein to be entered into by one or more of the parties at or prior to the Closing.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, statute, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its properties and assets.

“Applicable Sections” means Section 1.02, Section 2.17(c), Section 6.05, Article 11, Article 12 and Section 1.01(a) (solely with respect to defined terms used in the foregoing Sections and Article).

“Audit Committee” means the audit committee of the Parent Board of Directors in effect from time to time.

“Balance Sheet” means the audited balance sheet of the Company as of the Balance Sheet Date and the footnotes thereto, as included in the Company Registration Statement.

“Balance Sheet Date” means December 31, 2011.

“Bargaining Agreement” means each Contract entered into by the Company or any of its Subsidiaries with a union, labor organization or works council governing the terms and conditions of employment of any employee of the Company or any of its Subsidiaries, including, without limitation, any such Contract which the Company or any of its Subsidiaries accepts as a condition of providing services to a particular customer or in a particular location.

“Beneficial Owner” when used with respect to any voting stock, means a Person who: (i) individually or with any of its Special Affiliates or Special Associates, Beneficially Owns voting stock, directly or indirectly; or (ii) individually or with any of its Special Affiliates or Special Associates, has any one of the following: (A) the right to acquire voting shares, whether the right is exercisable immediately or only after the passage of time, pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (a Person shall not be considered the Beneficial Owner of voting shares which are tendered pursuant to a tender or exchange offer made by the Person, or an affiliate or associate of the Person, until the tendered voting shares are accepted for purchase or exchange); (B) the right to vote voting shares pursuant to any agreement, arrangement, or understanding (a Person shall not be considered the Beneficial Owner of voting shares if the Person’s right to vote the shares pursuant to this clause (B) arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation to ten or more Persons); or (C) except as provided in clause (B), any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting shares with any other Person who Beneficially Owns, or whose Special Affiliates or Special Associates Beneficially Own, directly or indirectly, the voting shares.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Detroit, Michigan are authorized or required by Applicable Law to close.

“Closing Indebtedness” means (without duplication) the aggregate principal amount of all Debt of the Company, and accrued but unpaid interest thereon, in each case, as of the close of business on the Business Day immediately preceding the Closing Date, plus any prepayment premiums and penalties, fees and expenses related thereto or to the repayment thereof in accordance with the terms of this Agreement. For the avoidance of doubt, the dividend payable to CenTra, Inc. in the amount of $24,500,000 shall be deemed to be Closing Indebtedness of the Company.

“Closing Working Capital” means the Net Working Capital of the Company and its Subsidiaries at the close of business on the last fiscal day of the most recently completed month prior to the Closing Date (the “Measurement Date”).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company, dated March 11, 2002.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, adopted September 21, 2010.

“Company Disclosure Schedule” means the disclosure schedule, dated the date of this Agreement, regarding this Agreement that has been provided by the Company to Parent.

“Company Equity Plan” means the LINC Logistics Company, Inc. Long Term Incentive Plan.

“Company IP” means all Intellectual Property Rights and Intellectual Property owned by the Company or by any Subsidiary of the Company.

“Company IP Contract” means any Contract to which the Company or any of its Subsidiaries is party or by which the Company or any of its Subsidiaries is bound, that involves or relates to the acquisition, disposition, assignment, transfer, use, development, sharing or license of any Intellectual Property or Intellectual Property Right, or contains any covenant not to assert or enforce any Intellectual Property Right.

“Company IT Assets” means the computers, Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment of the Company and its Subsidiaries.

“Company Material Adverse Effect” means any effect, event, change, development, occurrence or circumstance that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that any effect, event, change, development, occurrence or circumstance arising or resulting from any of the following, either alone or in combination, shall not be considered when determining whether a Company Material Adverse Effect shall have occurred:

(i) operating, business, regulatory or other conditions generally affecting the industries in which the Company and its Subsidiaries operate;

(ii) general economic conditions, including changes in the credit, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world;

(iii) any natural disaster, including any earthquakes, floods, hurricanes, tornadoes or tsunamis;

(iv) global, national or regional hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway;

(v) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Merger Transactions (including compliance with the covenants set forth herein (other than Section 6.01(a))) and any action taken or omitted to be taken by the Company or any of its Subsidiaries at the written request, or with the prior written consent, of the Special Committee, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, clients, customers, suppliers, distributors, partners or financing sources, employees and/or consultants;

(vi) any changes in the cost or availability or other terms of any third-party financing necessary for the parties hereto to consummate the transactions contemplated hereby;

(vii) any changes in Applicable Law or GAAP or other applicable accounting rules, or the interpretation or enforcement of any of the foregoing;

(viii) any failure by the Company or any of its Subsidiaries or Parent or any of its Affiliates to meet projections, forecasts or estimates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this clause (viii));

(ix) any change in the credit rating of the Company or any of its Subsidiaries or Parent or any of its Affiliates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such change in such credit rating shall not be excluded under this clause (ix)); and

(x) any breach by Parent, Merger Sub or Sister Sub of this Agreement;

but in the case of (i), (ii), (iii), (iv) and (vii) only if and to the extent that any such effect, event, change, development, occurrence or circumstance does not, individually or in the aggregate, have a materially disproportionate adverse impact to the Company and its Subsidiaries relative to other Persons in the applicable industries or geographies in which the Company and its Subsidiaries operate.

“Company Registration Statement” means Amendment No. 15 to the Registration Statement on Form S-1 filed by the Company with the SEC on May 9, 2012.

“Company Shareholder Notes” means ninety four million five hundred thousand dollars ($94,500,000) of Closing Indebtedness owed to Company Shareholders or such Company Shareholders’ Affiliates or Related Persons.

“Company Shareholder Payoff Letter” means each Company Payoff Letter relating to Closing Indebtedness of the Company owed to a Company Shareholder or such Company Shareholder’s Affiliates or Related Persons.

“Consent” means any filing with, notice to, or approval, consent, ratification, permission, waiver or authorization of, any Person.

“Contract” means any contract, agreement, indenture, note, letter of credit, bond, loan, evidence of Debt, purchase and sales order, undertaking, license, instrument, lease, binding commitment or other agreement, whether oral or written.

“Control”, “Controlling”, “Controlled by”, or “under Common Control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. The Beneficial Ownership of ten percent or more of the voting shares of a Person shall create a presumption of control.

“Current Assets” means, as of any relevant date, the total current assets of the Company and its Subsidiaries as of the close of business on the Measurement Date calculated in accordance with GAAP and the Company Accounting Principles and Procedures.

“Current Liabilities” means, as of any relevant date, the total current liabilities of the Company and its Subsidiaries as of the close of business on the Measurement Date calculated in accordance with GAAP and the Company Accounting Principles and Procedures; provided, that for the avoidance of doubt, “Current Liabilities” shall not include the current portion of any long-term Debt of the Company or any of its Subsidiaries.

“Damages” means any cost, damage, liability, tax, penalty, fine or other loss or expense, including all interest, penalties, reasonable attorneys’ fees and expenses and reasonable out-of-pocket amounts paid or incurred in connection with any demand, Proceeding, investigation or claim of the foregoing, including any amounts paid in settlement thereof, against or affecting such Person, which for the avoidance of doubt shall (i) not include any incidental, indirect, special or punitive damages or loss of business reputation relating to the breach or alleged breach of any provisions in this Agreement and (ii) specifically include consequential damages and any loss of future revenues, income or profits and diminution of value (provided, that solely in the case of this clause (ii), for purposes of calculating the amount of any consequential damages, loss of future revenues, income or profits or diminution in value, no effect, event, change, development, occurrence or circumstance following the entry of the parties hereto into this Agreement shall in any way increase the amount thereof from the amount that would have been calculated with respect to such consequential damages, loss of future revenues, income or profits or diminution in value if calculated as of the later of (x) the date such cost, damage, liability, tax, penalty, fine or other loss or expense first arose or occurred and (y) the Closing Date). Damages shall not include any matter that (A) was reserved for in the Company Financial Statements (solely to the extent of such reserves), or (B) is included in the calculation of Closing Working Capital (solely to the extent included in such calculations). The amount of any Damages shall be determined net of any amounts actually recovered (less any out-of-pocket amounts paid or incurred in connection with any such recovery) by the applicable Indemnitee or any of such

Indemnitee’s Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract pursuant to which or under which such Indemnitee or such Indemnitee’s Affiliates is a party or has rights (other than self-insurance or other policies to the extent to which any such policy allocates the cost of recovery to the Indemnitee or any such Indemnitee’s Affiliates).

“Debt” means any amount owed in respect of (i) borrowed money; (ii) obligations evidenced by notes, bonds, debentures or other instruments; (iii) capitalized lease obligations; (iv) drawn letters of credit; and (v) any guarantees of obligations of the type described in the foregoing clauses (i), (ii), (iii) and (iv); provided, however, that notwithstanding the foregoing, Debt shall not be deemed to include any items reflected in the Closing Working Capital and/or Working Capital Statement. For the avoidance of doubt, the principal amounts of the Company Shareholder Notes shall be deemed to be Debt of the Company.

“Debt Liability” means, as of a relevant date, the amount, without duplication, of consolidated Debt of the Company and its Subsidiaries plus the dividend payable by the Company to CenTra, Inc., in each case, as of such date.

“Eligible Arbitrator” means, a member of the American Arbitration Association’s Large, Complex Commercial Case Panel that is a former judge or magistrate of a federal or state court sitting in the State of Michigan with experience in mergers and acquisitions or similar corporate law matters, and if no such former judge or magistrate is available, then such member of the American Arbitration Association’s Large, Complex Commercial Case Panel must be an attorney with no less than 25 years of experience in mergers and acquisitions or similar corporate law matters.

“Employee Plans” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, or other plan, program, policy, agreement, Contract or other arrangement (written or oral) providing for compensation, bonus, commission, profit-sharing, pension, stock purchase, stock option, phantom stock or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, post-employment or retirement benefits, welfare benefits, fringe benefits or other material employee benefits of any kind which is maintained, sponsored, contributed to, or required to be contributed to, by the Company, including any current or former employee, director or consultant of the Company (or any dependent or beneficiary thereof), or with respect to which the Company has or may have any liability (actual or contingent). For purposes of this definition and Section 3.19, “Company” shall mean the Company and its Subsidiaries.

“Environmental Laws” means any Applicable Law relating to pollution or the protection of natural resources, or the environment, or to the extent relating to the exposure to hazardous substances, the protection of human health and safety, including, without limitation, those of the foregoing relating to Releases or relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of, or exposure to Hazardous Substances.

“Environmental Permits” means all Permits of Governmental Authorities required by Environmental Laws to conduct the business of the Company as of the relevant time conducted.

“Equity Interests” of any Person means any share, capital stock, partnership, member, phantom equity, stock appreciation right, profits interests or similar interests in such Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Existing Credit Facility” means the Revolving Credit and Term Loan Agreement, dated as of April 21, 2011, by and among the financial institutions from time to time signatory thereto, Comerica Bank, as administrative agent, and the Company, as amended.

“Financing Sources” means the Persons that have proposed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Proposed Financing, or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, and their respective successors and assigns.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body and any court or other tribunal).

“Hazardous Substances” means any pollutant, contaminant, waste or any toxic, radioactive, or otherwise hazardous substance, waste or material, or any substance, waste or material, including asbestos and petroleum and its derivatives and by-products, and any substance, waste or material regulated under any Environmental Law by reason of its hazardous or deleterious characteristics, including but not limited to all substances defined as Hazardous Materials, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. §§ 300.5 or defined, listed, designated, classified, regulated as, or otherwise determined to be, “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive,” “solid wastes,” or “toxic” (or words of similar meaning) as such by or under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all algorithms, application programming interfaces, apparatus, diagrams, inventions and all improvements thereto, confidential and proprietary information and know-how (including ideas, research and development information, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research and development records, records of inventions, test information, financial, marketing and business data, customer and supplier lists and information, pricing and cost information, business and marketing plans and proposals), logos, slogans, marks, branding and other business and product and/or service identifiers, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, Software, techniques, user interfaces, URLs, web sites, all electronic data, databases, and data collections, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, samples, studies, and summaries).

“Intellectual Property Rights” means all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including copyrights; (ii) trademark, service mark and trade name rights and similar rights, including all good will associated therewith and rights in Internet domain names; (iii) trade secret rights, and all other rights in confidential or proprietary information and know-how; (iv) patents and industrial property rights; (v) other proprietary rights in Intellectual Property of every kind and nature; and (vi) rights in or relating to applications for and registrations and renewals of, any of the foregoing, and all extensions, combinations, divisions, continuations, continuations-in-part, and reissues thereof.

“Knowledge” means the actual knowledge of any of the following individuals: Matthew T. Moroun, Manuel J. Moroun, H. E. Scott Wolf, David Crittenden, and the knowledge that each such Person would reasonably have obtained after reasonable inquiry in the course of the performance of their respective ordinary course of duties on behalf of the Company as of the date hereof.

“Leased Real Property” means all leasehold or subleasehold interests in real property held by the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest, deed of trust, collateral assignment, hypothecation, encroachment, covenant, condition, restriction, encumbrance or title defect.

“NASDAQ” means The NASDAQ Global Select Market.

“Net Working Capital” as of any relevant date means the sum of:

(i) the Current Assets as of the Measurement Date, minus

(ii) the Current Liabilities as of the Measurement Date, minus

(iii) the amount of any dividends (without duplication as to (A) and (B)) (A) declared prior to or after the Measurement Date and prior to the Effective Time and not paid prior to the Measurement Date, or (B) paid after the Measurement Date and prior to the Effective Time in respect of Company Common Stock, in each case to the extent not reflected as a Current Liability in clause (ii) above, minus

(iv) the amount (not to exceed the Adjustment Cap and not less than zero) of any repayment of Debt Liability after the Measurement Date and prior to the Effective Time to the extent such repayment of Debt Liability reduces the Debt Liability, provided that to the extent any borrowings of Debt after the Measurement Date are used to fund a dividend subject to clause (iii) above (the “Post Dividend Amount”), then the amount of such borrowing shall not be included in the calculation of this clause (iv) deduction from Closing Working Capital) (as used herein “Adjustment Cap” shall mean an amount equal to the amount of the Debt Liability as of the Measurement Date less $153 million), minus

(v) an amount equal to (but not less than zero) the sum of (A) $9 million less (B) the Company’s and its Subsidiaries’ actual gross capital expenditures determined in accordance with GAAP and the Company Accounting Principles (but including accruals only to the extent they are included in Current Liabilities at the Measurement Date and exclusive of any payments, proceeds, credits, reimbursement or other consideration received in connection with the return or disposal of capital assets) during the period from January 1, 2012 through the Closing Date.

“Owned Real Property” means all real property or interests in real property owned in fee simple by the Company or any of its Subsidiaries.

“Parent Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company, dated December 11, 2001.

“Parent Average Closing Price” means the volume-weighted average price for a share of Parent Common Stock on NASDAQ on the twenty (20) Trading Days ending on the second Trading Day prior to the Effective Time.

“Parent Bylaws” means the Amended and Restated Bylaws of the Company, adopted April 22, 2009.

“Parent Disclosure Schedule” means the disclosure schedule, dated the date of this Agreement, regarding this Agreement that has been provided by Parent to the Company and the Company Shareholders.

“Parent Indebtedness” means the principal amount of Debt, plus any prepayment premiums and penalties, if any, and accrued but unpaid interest through the Closing Date, and any fees and expenses related thereto, of Parent and its Subsidiaries.

“Parent Indemnitees” mean the following Persons: (i) Parent; (ii) Parent’s current and future Affiliates (including the Surviving Company); (iii) the respective Representatives of the

Persons referred to in clauses (i) and (ii) above; and (iv) the respective successors and assigns of the Persons referred to in clauses (i), (ii) and (iii) above; provided, however, that the Company Shareholders and MJM shall not be deemed to be “Parent Indemnitees.”

“Parent Material Adverse Effect” means any effect, event, change, development, occurrence or circumstance that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided, however, that any effect, event, change, development, occurrence or circumstance arising or resulting from any of the following, either alone or in combination, shall not be considered when determining whether a Parent Material Adverse Effect shall have occurred:

(i) operating, business, regulatory or other conditions generally affecting the industries in which Parent and its Subsidiaries operate;

(ii) general economic conditions, including changes in the credit, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world;

(iii) any natural disaster, including any earthquakes, floods, hurricanes, tornadoes or tsunamis;

(iv) global, national or regional hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof;

(v) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Merger Transactions (including compliance with the covenants set forth herein (other than Section 6.01(b)) and any action taken or omitted to be taken by Parent or any of its Subsidiaries, Merger Sub, Sister Sub or the Special Committee at the written request, or with the prior written consent, of the Company or the Company Shareholders, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, clients, customers, suppliers, distributors, partners, financing sources, employees and/or consultants;

(vi) any changes in the cost or availability or other terms of any third-party financing necessary for the parties hereto to consummate the transactions contemplated hereby;

(vii) any changes in Applicable Law or GAAP or other applicable accounting rules, or the interpretation or enforcement of any of the foregoing;

(viii) any failure by the Company or any of its Subsidiaries or Parent or any of its Affiliates to meet projections, forecasts or estimates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this clause (viii));

(ix) any change in the credit rating of the Company or any of its Subsidiaries or Parent or any of its Affiliates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such change in such credit rating shall not be excluded under this clause (ix)); and

(x) any breach by the Company, the Company Shareholders or the Shareholder Representative of this Agreement;

but in the case of (i), (ii), (iii), (iv) and (vii) only if and to the extent that any such effect, event, change, development, occurrence or circumstance does not, individually or in the aggregate, have a materially disproportionate adverse impact to Parent and its Subsidiaries relative to other Persons in the applicable industries or geographies in which Parent and its Subsidiaries operate.

“Permitted Liens” means all (i) Liens disclosed on the Balance Sheet, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or the amount or validity of which is being contested in good faith, in each case, for which adequate reserves have been established in accordance with GAAP; (iii) mechanics’, carriers’, workers’, repairers’, landlords’ and similar Liens arising or incurred in the ordinary course of business; (iv) Liens of record which do not materially and adversely detract from the value or materially interfere with any present use of such property or assets; (v) zoning, building codes, entitlement and other land use and environmental regulations by any Governmental Authority, none of which materially and adversely detract from the value or materially impact the current use of the affected property; (vi) Liens securing Debt that will be released at Closing; (vii) title of a lessor under a capital or operating lease; (viii) such imperfections in title, charges, easements, rights of way, restrictions, covenants, conditions, defects, exceptions and encumbrances that do not materially and adversely detract from the value or materially interfere with any current use of the affected property; (ix) purchase money liens and liens securing rental payments under capital lease arrangements; (x) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, none of which materially and adversely impacts the current use of the affected property; and (xi) Liens, individually or in the aggregate, that have not and would not reasonably be expected to materially and adversely impact the current use or value of the affected property.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Pro Rata Share” means, with respect to each Company Shareholder, the percentage set forth next such Company Shareholder’s name on Section 3.05(a) of the Company Disclosure Schedule.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel.

“Proposed Financing” means financing sufficient for Parent to pay at the Closing the Closing Indebtedness, the Parent Indebtedness, the Company Shareholder Notes, the Transaction Expenses, and to provide sufficient working capital to Parent and the Company following the Closing, on the Proposed Financing Terms.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Real Property Leases” means all leases, subleases, licenses and other agreements (written or oral) pursuant to which the Company or any Subsidiary holds any Leased Real Property, including all amendments and modifications thereto.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all patents, registered copyrights, and registered trademarks and all applications for any of the foregoing.

“Related Person” means the Company Shareholders, MJM, any immediate family member of MJM or MTM (as defined in Rule 16a-1 of the Exchange Act), or any Person in which any of the foregoing, individually or collectively, directly or indirectly, is (i) the beneficial owner of more than one-half of the equity interests thereof, or (ii) in the case of a trust or any other estate, is a beneficiary of more than one-half of the beneficiary interests therein or for which such Person serves as the trustee or in any similar fiduciary capacity.

“Release” means any spilling, emitting, discharging, leaking, pumping, pouring, dumping, injecting, depositing, disposing, dispersing, leaching or migrating of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors (financial or otherwise) and other authorized representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Shareholder Indemnitees” mean the following Persons: (i) each Company Shareholder; (ii) MJM; (iii) each Company Shareholder’s and MJM’s trustee (if any), beneficiaries (if any) and current and future Affiliates; (iv) the respective Representatives of the Persons referred to in clauses (i), (ii) and (iii) above; and (v) the respective successors and assigns of the Persons referred to in clauses (i), (ii), (iii) and (iv) above; provided, however, that following the Closing, none of the Company or its Subsidiaries shall be deemed to be a “Shareholder Indemnitee.”

“Software” means (i) software, firmware, middleware and computer programs, including any and all subroutines and software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code, (ii) descriptions, flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, and (iii) all documentation, including programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing, including any translations thereof.

“Special Affiliate” or “Special Affiliated Person” means a Person who directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under Common Control with a specified Person.

“Special Associate” when used to indicate a relationship with any Person, means any one of the following: (i) any corporation or organization, other than Parent or a Subsidiary of Parent, in which the Person is an officer, director, or partner, or is, directly or indirectly, the Beneficial Owner of ten percent or more of any class of equity securities; (ii) any trust or other estate in which the Person has a beneficial interest of ten percent or more or as to which the Person serves as trustee or in a similar fiduciary capacity in connection with the trust or estate; or (iii) any relative or spouse of the Person, or any relative of the spouse, who has the same home as the Person or who is a director or officer of Parent or any of its Affiliates.

“Special Committee” means the special committee of the Parent Board of Directors established pursuant to the resolution of the Parent Board of Directors dated May 29, 2012, as amended by resolution of the Parent Board of Directors dated July 11, 2012, and as further amended by resolution of the Parent Board of Directors dated as of the date hereof.

“Subsidiary” means, with respect to any Person, (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person, and (ii) any partnership or limited liability company of which such Person is a general partner, managing partner or managing member.

“Tax” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” means any return, declaration, report, claim for refund or information return, statement, election, estimated tax filing or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Payoff Letters” means each Company Payoff Letter that is not a Company Shareholder Payoff Letter.

“Trading Day” means any day on which shares of Parent Common Stock are traded, or able to be traded, on NASDAQ or such other securities exchange upon which shares of Parent Common Stock are then listed or quoted.

“Transaction Expenses” means (i) any fees and disbursements incurred by or on behalf of the Company, Parent or the Special Committee and paid to or payable to any financial advisor, investment banker, broker or finder in connection with the transactions contemplated by this Agreement; (ii) the fees and disbursements paid or payable to legal counsel or accountants of the Company, Parent or the Special Committee in connection with the transactions contemplated by this Agreement; (iii) any transaction, severance or retention bonuses or other transaction-related payments paid or to be paid to any director, officer or employee of the Company in connection with the Merger or any of the other transactions contemplated by this Agreement and any payroll taxes incurred or to be incurred by the Company, Parent or the Special Committee in connection therewith; and (iv) all other out-of-pocket expenses or costs, in each case, incurred by the Company in connection with the transactions contemplated by this Agreement.

“Trust” means each of the Annuity Trust and the MJM Revocable Trust.

“Trustee” means each of MTM, in his capacity as trustee of the Annuity Trust, and MJM, in his capacity as trustee of the MJM Revocable Trust.

“Working Capital Target” means eighteen million dollars ($18,000,000).

“Written Consents” means the Company Written Consent and the Parent Written Consent.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

AAA	12.07
Agreement	Preamble
Amended and Restated Registration Rights Agreement	Recitals
Annuity Trust	Preamble
Basket	11.02(b)
Cap	11.02(c)
Claim Certificate	11.04(a)
Closing	2.05(a)
Closing Date	2.05(a)
COBRA	3.19(h)
Company	Preamble
Company Accounting Principles and Procedures	2.17(a)
Company Board of Directors	Recitals
Company Capital Stock	3.05(a)
Company Common Stock	Recitals
Company Cure Period	10.01(d)
Company Fundamental Representations	11.01(a)
Company Payoff Letter	6.04
Company Preferred Stock	3.05(a)

Term	Section

Company Financial Statements	3.06(b)
Company Shareholder	Recitals
Company Shareholder Approval	3.02(a)
Company Stock Certificate	2.12
Company Written Consent	Recitals
Confidentiality Agreement	7.04(a)
Covered Person	7.07(a)
Designated Accounting Firm	2.17(c)
DIBC Note	7.11
Dispute	12.07(a)
Dispute Notice	2.17(b)
Effective Time	2.05(b)
Excess	2.18
Exchange Ratio	2.10(a)
First Certificate of Merger	2.05(b)
Flow-Through Return	8.01
Indemnitee	11.04(a)
Indemnitor	11.04(a)
Information Statement	7.05
Initial End Date	10.01(b)
Insurance Policies	3.16
LLC Act	Recitals
Material Contract	3.09(a)
MBCA	Recitals
Measurement Date	“Closing Working Capital” in Section 1.01
Merger	Recitals
Merger Consideration	2.10(a)
Merger Sub	Preamble
Merger Sub Common Stock	2.10(c)
Merger Transactions	Recitals
Mitchell, Williams	12.14
MJM	Preamble
MJM Revocable Trust	Preamble
MTM	Preamble
Parent	Preamble
Parent Board of Directors	Recitals
Parent Common Stock	Recitals
Parent Cure Period	10.01(e)
Parent Financial Statements	5.04
Parent Fundamental Representation	11.01(a)
Parent SEC Documents	5.04
Parent Shareholder Approval	5.02(a)
Parent Written Consent	Recitals
Past Practice Requirement	8.01

Term	Section

Permits	3.17(a)
Proposal	12.07(c)
Proposed Financing Terms	7.06(a)
Related Person	3.20(a)
Review Period	2.17(b)
Shortfall	2.18
Sister Sub	Preamble
Shareholder Fundamental Representations	11.01(a)
Shareholder Representative	Preamble
Special Committee Financial Advisor	5.12
Special Committee Recommendation	Recitals
Subsequent Certificate of Merger	2.06
Subsequent Merger	Recitals
Subsequent Merger Effective Time	2.06
Surviving Company	2.06
STB	12.14
Third Party Claim	11.06(a)
Transfer Taxes	8.03
Transitory Surviving Corporation	2.01
Transitory Surviving Corporation Common Stock	2.10(c)
Unresolved Matters	2.17(c)
WARN Act	3.20(c)
willful and material	10.02
Working Capital Statement	2.17(a)

Section 1.02 Definitional and Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The table of contents, captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) The word “or” is not exclusive, unless the context otherwise requires.

(g) Unless otherwise indicated or the context otherwise requires, references in this Agreement to any agreement, instrument, statute, rule or regulation or any articles of incorporation, bylaws, or other organizational document are to the agreement, instrument, statute, rule or regulation or any articles of incorporation, bylaws, or other organizational document as amended, modified, supplemented or replaced from time to time.

(h) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, (i) waive the application of any Applicable Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document and (ii) this Agreement shall, to the fullest extent permitted by Law, be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(j) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

ARTICLE 2.

DESCRIPTION OF THE TRANSACTION

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall merge with and into the Company, the separate existence of Merger Sub shall cease, and the Company will continue as the surviving corporation in the Merger (the “Transitory Surviving Corporation”).

Section 2.02 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and the MBCA. From and after the Effective Time, the Transitory Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of the Company and Merger Sub, all as provided under the MBCA.

Section 2.03 Articles of Incorporation and Bylaws of the Transitory Surviving Corporation. At the Effective Time, the Company Articles of Incorporation and Company Bylaws shall be the articles of incorporation and bylaws of the Transitory Surviving Corporation until thereafter changed or amended as provided therein or herein.

Section 2.04 Directors and Officers of the Transitory Surviving Corporation. The directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Transitory Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Transitory Surviving Corporation’s articles of incorporation and bylaws.

Section 2.05 Closing; Effective Time of the Merger.

(a) The closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 233 South Wacker Drive, Chicago, Illinois, 60606, at 9:00 a.m. local time on the third Business Day after the satisfaction or waiver of the last of the conditions set forth in Article 9 (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions), or at such other time, date and location as Parent (with prior Special Committee approval) and the Company agree in writing. The date and time on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

(b) Contemporaneous with the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Michigan a certificate of merger (the “First Certificate of Merger”) executed in accordance with the MBCA and shall make all other filings or recordings required under the MBCA in order to consummate the Merger. The Merger shall become effective at the time the First Certificate of Merger is filed with the Secretary of State of the State of Michigan or at such other time as the Special Committee and the Company shall agree and specify in the First Certificate of Merger (the “Effective Time”).

Section 2.06 The Subsequent Merger. Upon the terms and subject to the conditions set forth in this Agreement, immediately after the Effective Time, the Transitory Surviving Corporation and Sister Sub shall file with the Secretary of State of the State of Michigan a certificate of merger (the “Subsequent Certificate of Merger”) executed in accordance with the MBCA and the LLC Act and shall make all other filings or recordings required under the MBCA and the LLC Act to consummate the merger of Transitory Surviving Corporation with and into Sister Sub, whereupon the separate existence of the Transitory Surviving Corporation shall cease, and Sister Sub will continue as the surviving entity (the surviving entity, the “Surviving Company”). The Subsequent Merger shall become effective at the time the Subsequent Certificate of Merger is filed with the Secretary of State of the State of Michigan or at such other time as Parent and the Shareholder Representative shall agree and specify in the Subsequent Certificate of Merger (the “Subsequent Merger Effective Time”).

Section 2.07 Effect of the Subsequent Merger. The Subsequent Merger shall have the effects set forth in this Agreement, the MBCA and the LLC Act. From and after the Subsequent Merger Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of the Transitory Surviving Corporation and Sister Sub, all as provided under the LLC Act.

Section 2.08 Operating Agreement of the Surviving Company. At the Subsequent Merger Effective Time, the operating agreement of Sister Sub immediately prior to the Subsequent Merger Effective Time shall be the operating agreement of the Surviving Company, except that the name of the entity set forth therein shall be changed to “LINC Logistics Company, LLC” or such other name as Parent and the Company may agree.

Section 2.09 Officers of the Surviving Company. The officers of Transitory Surviving Corporation immediately prior to the Subsequent Merger Effective Time shall, from and after the Subsequent Merger Effective Time, be the officers of the Surviving Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s operating agreement and the LLC Act.

Section 2.10 Conversion of Shares in the Merger. At the Effective Time and by virtue of the Merger and without any further action on the part of the parties or any shareholder of the Company:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 2.10(b)) shall be converted into the right to receive 0.700 of a share (the “Exchange Ratio”) of Parent Common Stock (together with any cash paid in lieu of fractional shares with respect thereto in accordance with Section 2.13(d), the “Merger Consideration”).

(b) Each share of Company Common Stock held by the Company or Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Each common share, no par value, of Merger Sub (the “Merger Sub Common Stock”) outstanding immediately prior to the Effective Time shall be converted into, and exchanged for, one newly and validly issued, fully paid and nonassessable common share, no par value, of Transitory Surviving Corporation (“Transitory Surviving Corporation Common Stock”), and each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of Transitory Surviving Corporation Common Stock.

Section 2.11 Conversion of Shares in the Subsequent Merger. At the Subsequent Merger Effective Time and by virtue of the Subsequent Merger and without any further action on the part of the parties or any shareholder of the Transitory Surviving Corporation and/or equityholder of Sister Sub, each share of Transitory Surviving Corporation Common Stock outstanding immediately prior to the Subsequent Merger Effective Time shall be converted into, and exchanged for, one newly and validly issued, fully paid and nonassessable limited liability company interest of Sister Sub, and each certificate evidencing ownership of shares of Transitory Surviving Corporation Common Stock shall evidence ownership of such limited liability company interest of Sister Sub.

Section 2.12 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the

Company, and the share transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Common Stock (a “Company Stock Certificate”) is presented to the Surviving Company or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.13.

Section 2.13 Exchange of Certificates; Fractional Shares; Closing Payments.

(a) At or immediately following the Effective Time, Parent shall deliver (or cause to be delivered) or pay (or cause to be paid) in cash in immediately available funds, as applicable, the following:

(i) to each Company Shareholder, certificates for Parent Common Stock representing the Merger Consideration payable to such Company Shareholder in accordance with Section 2.10(a), free and clear of all Liens;

(ii) to each Company Shareholder, the cash payable to such Company Shareholder in lieu of fractional shares pursuant to Section 2.13(d);

(iii) to the payees thereof in accordance with the Third Party Payoff Letters, the cash payoff amounts set forth therein;

(iv) to the lender or lenders thereof, an aggregate amount of cash equal to the Parent Indebtedness; and

(v) to the payees thereof in accordance with the Company Shareholder Payoff Letters the cash payoff amounts set forth therein in satisfaction of the liability thereof assumed from the Company.

(b) At or immediately prior to the Effective Time, the Company shall, and shall cause each of the Company Shareholders to, deliver (or cause to be delivered) the following:

(i) to Parent, Company Stock Certificates representing all of the shares of Company Common Stock held by such Company Shareholder, free and clear of all Liens; and

(ii) to Parent, an IRS Form W-9, validly executed by such Company Shareholder.

(c) In connection with the Closing, each Company Stock Certificate surrendered shall forthwith be canceled.

(d) No certificates representing a fractional share of Parent Common Stock shall be issued in exchange for shares of Company Common Stock upon the surrender for exchange of a Company Stock Certificate and such fractional share interests shall not entitle the owner thereof to vote or any rights as a holder of Parent Common Stock. In lieu of any such fractional share, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of a Company Stock Certificate for exchange shall be paid upon such surrender cash (without interest and rounded down to the nearest cent) from Parent in an amount equal to the product obtained by multiplying (i) the fractional share interest of Parent Common Stock to which such holder would otherwise have been entitled by (ii) the Parent Average Closing Price. For purposes of this Section 2.13(d), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

Section 2.14 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration and the Exchange Ratio and any other similarly dependent items, as the case may be, shall be equitably adjusted, without duplication, to provide the holders of Parent Common Stock and Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.15 Withholding Rights. Each of Parent, Merger Sub, the Transitory Surviving Corporation and the Surviving Company shall be entitled to deduct and withhold from any payments payable or otherwise deliverable to any holders or former holders of shares of Company Common Stock pursuant to this Agreement such amounts as Parent, Merger Sub, the Transitory Surviving Corporation or the Surviving Company, as the case may be, is required to deduct or withhold therefrom under the Code, or any other Applicable Law, with respect to the making of such payment. To the extent that such amounts are so withheld and paid to the applicable Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.16 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Merger Sub, Transitory Surviving Corporation and the Company, the officers of the Surviving Company and Parent shall be fully authorized (in the name of Merger Sub, the Transitory Surviving Corporation, the Company and otherwise) to take such action.

Section 2.17 Closing Working Capital Adjustment.

(a) As promptly as reasonably practicable, but in no event later than twenty-five (25) calendar days following the Closing Date, Parent shall cause to be prepared in good faith and in accordance with GAAP and the accounting principles and policies of the Company as of the Measurement Date consistently applied with prior periods (the “Company Accounting Principles and Procedures”), and shall deliver to the Shareholder Representative (the “Receiving Party”) (i) a statement setting forth in reasonable detail the Company’s calculation of the Closing Working Capital and (ii) reasonable supporting detail thereof (the calculations and items set forth in the foregoing clauses (i) and (ii) are referred to herein as the “Working Capital Statement”). Following delivery of the Working Capital Statement, the Company shall permit the Receiving Party (and its Representatives) reasonable access to the personnel, accountants and properties of the Company, the Surviving Company (if applicable) and their respective Subsidiaries, and their respective books, records, contracts and other documents of the Company, the Surviving Company (if applicable) and their respective Subsidiaries that are or could reasonably be relevant to the calculation of Closing Working Capital or preparation of the Working Capital Statement.

(b) Following the delivery of the Working Capital Statement, the Receiving Party may dispute all or any portion of the calculation of the Closing Working Capital set forth in the Working Capital Statement, and may deliver a written notice (a “Dispute Notice”) to Parent prior to the expiration of the twenty-five (25) day period commencing upon receipt by the Receiving Party of the Working Capital Statement (the “Review Period”). The Dispute Notice shall set forth, in reasonable detail, the principal basis for the dispute of such calculation. If the Receiving Party does not deliver a Dispute Notice prior to the expiration of the Review Period, the calculation of the Closing Working Capital set forth in the Working Capital Statement shall be deemed final and binding on all of the parties for all purposes of this Agreement.

(c) If the Receiving Party delivers a Dispute Notice to Parent prior to the expiration of the Review Period, then the Shareholder Representative and Parent shall use good faith efforts to reach agreement on the calculation of the Closing Working Capital and all such discussions and communications related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. Any items agreed to by Parent and the Shareholder Representative in writing, together with any items or calculations set forth in the Working Capital Statement not disputed or objected to by the Receiving Party in the Dispute Notice, shall be final and binding on all parties. If the Shareholder Representative and Parent are unable to reach agreement on the calculation of the Closing Working Capital within twenty (20) calendar days after the end of the Review Period, the Shareholder Representative and Parent shall refer all matters that remain in dispute (the “Unresolved Matters”) to Plante & Moran PLLC (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”) after such twentieth (20th) day. The Designated Accounting Firm shall act as an expert and not an arbitrator to resolve any remaining disagreements and shall only resolve any Unresolved Matters (and not any other matter or calculation set forth in the Working Capital Statement). In connection with the resolution of any such Unresolved Matters by the Designated Accounting Firm: (A) each of Parent and the Shareholder Representative shall have one opportunity to initiate a meeting with the Designated Accounting Firm to provide their respective views as to any Unresolved Matters with respect to the calculation of the Closing Working Capital (provided, that such party shall (x) provide a reasonable advance notice to the other so that the other may have present its Representatives and (y) provide in advance of any such meeting copies of all written materials to be presented to the Designated Accounting Firm by such party); (B) the Designated Accounting Firm may, at its discretion, conduct one conference or meeting concerning the disagreement and each of Parent and the Shareholder Representative shall have the right to have present its Representatives; (C) the Designated Accounting Firm shall be directed to, and shall, render its decision on the Unresolved Matters in accordance with the Company Accounting Principles and Procedures within twenty (20) calendar days of its engagement and, upon reaching such determination, shall deliver a copy of its calculations of the

Unresolved Matters to the Shareholder Representative and Parent; and (D) the Designated Accounting Firm’s determination as to each Unresolved Matter shall be final and binding on all of the parties for all purposes of this Agreement, absent manifest error. In its determination as to the Unresolved Matters and its calculations thereof, the Designated Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by any party in the Working Capital Statement or in the Dispute Notice or less than the lowest value for such item claimed by any party in the Working Capital Statement or in the Dispute Notice. The fees and expenses of the Designated Accounting Firm shall be borne 50% by Parent, on the one hand, and 50%, on a joint and several basis, by MJM and MTM, on the other hand.

Section 2.18 Procedure for Payment of Closing Working Capital Adjustment. If the Closing Working Capital, as finally determined in accordance with Section 2.17, is less than the Working Capital Target (such deficiency, a “Shortfall”), then the Company Shareholders jointly shall deliver to the Surviving Company cash in immediately available funds in the amount of such Shortfall no later than the fifth (5th) Business Day after the determination of the Closing Working Capital in accordance with Section 2.17. If the Closing Working Capital, as finally determined in accordance with Section 2.17, is greater than the Working Capital Target (such excess, an “Excess”), then Parent shall deliver to the Company Shareholders cash in immediately available funds in the amount of such Excess (allocated among the Company Shareholders based on their Pro Rata Share) no later than the fifth (5th) Business Day after the determination of the Closing Working Capital in accordance with Section 2.17.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Registration Statement (other than forward looking disclosures set forth in any risk factor sections, any disclosures in any section relating to forward looking statements and any other disclosures therein to the extent they are primarily predictive or forward-looking in nature, in each such case, other than the factual information contained therein) and subject to Section 12.05, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent as follows:

Section 3.01 Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to carry on its business as now conducted. The Company is, in all material respects, duly licensed and qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified.

(b) Each of the Company’s Subsidiaries is a corporation, partnership or other Person duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to carry on its business as now conducted. Each of the Company’s Subsidiaries is, in all material respects, duly licensed and qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified. Section 3.01(b) of the Company Disclosure Schedule sets forth the name of each Subsidiary of the Company, and with respect to the Company and each of its Subsidiaries: (i) the jurisdiction of its incorporation or organization and (ii) its ownership, including the name of each holder of an Equity Interest in such Subsidiary and the amount of the Equity Interest in each such Subsidiary held by such Person.

Section 3.02 Corporate Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform and comply with each of its obligations under this Agreement and each Ancillary Agreement to which it is a party and, subject to the receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company, subject to the receipt of the Company Shareholder Approval. Assuming this Agreement and each Ancillary Agreement to which the Company is a party has been duly authorized, executed and delivered by each of the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Applicable Laws of general applicability relating to or affecting creditors’ rights and remedies and to general equity principles. The affirmative vote or consent of the holders of a majority of the outstanding shares of the Company Common Stock is the only vote or consent of the holders of the Company Capital Stock necessary to adopt this Agreement and the Ancillary Agreements to which the Company is a party, and approve the principal terms of the Merger and the other transactions contemplated hereby and thereby (the “Company Shareholder Approval”).

Section 3.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby require no action by or in respect of, or Consent of, any Governmental Authority other than (i) the filing of the Certificate of Merger and the Subsequent Certificate of Merger with the Department of Licensing and Regulatory Affairs, Bureau of Commercial Services, Corporation Division of the State of Michigan and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, and (iii) any actions or Consents, the absence of which would, individually or in the aggregate, reasonably be expected to materially impair the Company or its Subsidiaries or materially impair or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of by the Company of the transactions contemplated hereby and thereby do not and will not (i) assuming the receipt of the Company Shareholder Approval, contravene, conflict with, or result in any violation or breach of any provisions of the Company Articles of Incorporation, the Company Bylaws or the Company’s other organizational documents or the organizational documents of any of the Company’s Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.03 and Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law applicable to the Company or its Subsidiaries, (iii) assuming compliance with the matters referred to in Section 3.03 and Section 5.03, and except as set forth on Section 3.04(iii) of the Company Disclosure Schedule, (A) require any Consent by any Person, (B) constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default or (C) cause or permit the termination, cancellation, acceleration or the loss of any benefit to which the Company or any of its Subsidiaries is entitled, in each of subclauses (A) through (C), under any provision of any Contract binding upon the Company or any of its Subsidiaries or any Permit relating to the Company, any of its Subsidiaries or any of their respective businesses, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, with respect to clauses (ii) and (iii), for any such contraventions, conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to materially delay the consummation of the Merger Transactions or to have a Company Material Adverse Effect.

Section 3.05 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 preferred shares, no par value (“Company Preferred Stock” and, together with Company Common Stock, the “Company Capital Stock”). As of the date of this Agreement, (i) there were outstanding 20,753,334 shares of Company Common Stock and (ii) there were no outstanding shares of Company Preferred Stock. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Other than 500,000 shares of Company Common Stock reserved for issuance pursuant to the Company Equity Plan, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued Company Capital Stock or other Equity Interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests in the Company or any of its Subsidiaries. Section 3.05(a) of the Company Disclosure Schedule contains a complete and correct list of each holder of the Company Common Stock and the number of shares of Company Common Stock held by each such Person.

(b) Except as set forth in Section 3.05(b) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries.

(c) Except as set forth on Section 3.05(c) of the Company Disclosure Schedule, the Company and its Subsidiaries do not, directly or indirectly, have any Equity Interest in any other corporation, partnership, or other Person other than as set forth in Section 3.01(b) of the

Company Disclosure Schedule. Except as set forth on Section 3.05(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has agreed or is obligated to, directly or indirectly, provide funds to, make any future equity investment in, or capital contributions, material loans or material advance to, any third-party. Other than as set forth in Section 3.01(b) of the Company Disclosure Schedule, all outstanding Equity Interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and is owned, beneficially and of record, by the Company or one or more of its wholly-owned Subsidiaries free and clear of all Liens.

Section 3.06 SEC Documents; Financial Statements.

(a) As of its filing date on May 9, 2012, the Company Registration Statement complied in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder applicable to the Company Registration Statement and did not at such time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements of the Company included in the Company Registration Statement (including, in each case, any notes or schedules thereto, collectively the “Company Financial Statements”) (i) comply in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto in effect as of May 9, 2012; (ii) fairly present, in all material respects, the consolidated financial condition and the consolidated results of operations, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company Financial Statements; and (iii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto).

(c) The material books of account and other financial records of the Company and its Subsidiaries have been kept accurately in the ordinary course of business consistent with Applicable Laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company and its Subsidiaries have been properly recorded therein in all material respects. At the Closing, all such books and records will be in the possession of the Company or its applicable Subsidiaries. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed in accordance with management’s general or specific authorizations and that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.

Section 3.07 Absence of Certain Changes. Except as set forth in Section 3.07 of the Company Disclosure Schedule, since December 31, 2011 the business of the Company and its Subsidiaries has been conducted in the ordinary course of business and there has not been: (a) a Company Material Adverse Effect; or (b) any action taken by the Company that, if taken from the date hereof through the Closing Date, would require the consent of Parent under Sections 6.01(a)(i), (v), (vi), (vii), (xv), and (xviii) through (xxi).

Section 3.08 No Undisclosed Liabilities. The Company has no liabilities or obligations of any kind, whether accrued, contingent, absolute, determined, determinable, asserted, unasserted or otherwise that are required to be reflected on a consolidated balance sheet prepared in accordance with GAAP, other than: (a) liabilities or obligations disclosed and provided for in the most recent audited balance sheet included in the Company Financial Statements or in the notes thereto; (b) liabilities or obligations that have been incurred by the Company since December 31, 2011 in the ordinary course of business; (c) that have been incurred after the date hereof in accordance with the express terms of this Agreement; (d) that have been disclosed in the Company Disclosure Schedule; (e) under any Contract to which the Company or any of its Subsidiaries is a party (but not liabilities for breaches thereof by the Company or any of its Subsidiaries); (f) liabilities arising under or in connection with this Agreement, including pursuant to the Merger Transactions; (g) Company Shareholder Notes; and/or (h) that, individually or in the aggregate, have not been and would not reasonably be expected to be material to Parent and its Subsidiaries on a consolidated basis following the Merger Transactions.

Section 3.09 Material Contracts.

(a) As of the date of this Agreement, each of the following Contracts to which the Company or any of its Subsidiaries is a party or is bound by is set forth on Section 3.09 of the Company Disclosure Schedule (each, together with each Bargaining Agreement, a “Material Contract”):

(i) any material Company IP Contract other than invention assignment agreements, non-material royalty-free licenses, and licenses to non-customized generally commercially available third party Software with annual, aggregate license, maintenance, support and other fees of less than $100,000;

(ii) any Contract imposing a restriction in any material respect on the Company’s, or any of its Subsidiaries’ right or ability to compete in any line of business or with any Person, or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset or property of the Company or any of its Subsidiaries (other than pursuant to the Existing Credit Facility and related agreements thereto);

(iii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company or any of its Subsidiaries of $1,000,000 or more;

(iv) Contracts with the top five (5) customers of the Company and its Subsidiaries as a whole (measured by volume of spending by the customers during the 12 month period ending March 31, 2012);

(v) any Contract with any Governmental Authority;

(vi) any partnership, joint venture or any sharing of revenues, profits or losses, or any other similar Contract;

(vii) any Contract during the five-year period prior to the date of this Agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) (A) outside the ordinary course of business for aggregate consideration in excess of $2,000,000 or (B) pursuant to which the Company or any of its Subsidiaries has any current or future material rights or obligations, in each case, for aggregate consideration in excess of $2,000,000;

(viii) any Contract that prohibits the payment of dividends or other distributions by the Company or any of its Subsidiaries (other than pursuant to the Existing Credit Facility and related agreements thereto);

(ix) any Contract relating to any interest rate, currency or commodity derivatives or other hedging transaction;

(x) any Contract under which the Company or any of its Subsidiaries has directly or indirectly guaranteed material liabilities or obligations of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business);

(xi) any Contract under which the Company or any of its Subsidiaries has made advances or loans to any other Person in excess of $500,000 (other than the DIBC Note);

(xii) any material Contract that contains any provision requiring the Company or any of its Subsidiaries to indemnify any other party in excess of $500,000 (excluding indemnities contained in agreements for the purchase, sale or license of products or services in the ordinary course of business consistent with past practice, or as included in any Material Contract);

(xiii) any Contract with any Related Person;

(xiv) any (A) employment or other similar agreement with any employee, director or consultant of the Company or its Subsidiaries pursuant to which the Company has any current or future obligations that provides aggregate annual compensation in excess of $200,000 or (B) severance, change in control, retention, bonus or similar agreement with any employee, director or consultant of the Company or its Subsidiaries pursuant to which the Company has any current or future obligations that provides for payments in excess of $500,000; and

(xv) any other Contract not made in the ordinary course of business that would reasonably be expected to be material to the Company or its Subsidiaries on a consolidated basis.

(b) The Company has delivered or otherwise made available to the Special Committee and/or its legal advisors correct and complete copies of all written Material Contracts including all amendments thereto. Section 3.09(a) of the Company Disclosure Schedule identifies each Material Contract that is an oral agreement or is otherwise not in written form and provides a description of the principal terms of any such Material Contract that is not terminable on 30 days’ notice, without premium or penalty.

(c) Other than as would not be material to the Company and its Subsidiaries taken as a whole, each Material Contract is a valid and binding agreement of the Company or its Subsidiaries, as applicable, and is in full force and effect, and enforceable by the Company or its Subsidiaries, as applicable, in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency and other Applicable Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. As of the date of this Agreement, the Company and its Subsidiaries, as applicable, are not and, to the Knowledge of the Company, no other party thereto is in default or breach in any material respect under the terms of any Material Contract.

Section 3.10 Compliance with Applicable Laws. Except as set forth on Section 3.10 of the Company Disclosure Schedule and for matters that are the subject of the representations or warranties in Section 3.20, the Company and its Subsidiaries are, and since January 1, 2009 have been in compliance in all material respects with all Applicable Laws material to the operation of the Company and its Subsidiaries on a consolidated basis (including, for the avoidance of doubt, the Foreign Corrupt Practices Act of 1977) and since January 1, 2009, the Company has not received any written communication from any Governmental Authority that alleges that the Company or any of its Subsidiaries is not in material compliance with any Applicable Law material to the operation of the Company and its Subsidiaries on a consolidated basis.

Section 3.11 Litigation.

(a) Except as set forth on Section 3.11 of the Company Disclosure Schedule, as of the date hereof, there is no pending Proceeding, or to the Knowledge of the Company, threatened in writing, that (i) involves an amount in controversy in excess of $500,000, (ii) seeks injunctive or non-monetary relief that is material to the Company and its Subsidiaries taken as a whole, (iii) if adversely determined, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, or (iv) that challenges or seeks to prevent, delay or make illegal the Merger or any of the other transactions contemplated by this Agreement.

(b) As of the date hereof, there is no material order, writ, injunction, judgment or decree of any Governmental Authority to which the Company, its Subsidiaries or any of the assets owned or leased by the Company, is subject.

Section 3.12 Properties.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth the address of each Owned Real Property. None of such property or assets is subject to any Lien, except for Permitted Liens. Neither the Company nor any Subsidiary has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) Section 3.12(b) of the Company Disclosure Schedule sets forth the address of each Leased Real Property and a correct and complete list of all Real Property Leases (including guarantees thereof) for each such Leased Real Property. The Company has delivered or made available to Parent a correct and complete copy of each such Real Property Lease. With respect to each of the Real Property Leases: (i) as of the date of this Agreement, such Real Property Lease is legal, valid, binding, enforceable by the Company or its Subsidiaries, as applicable, in accordance with its terms (subject, as to enforceability, to bankruptcy, insolvency and other Applicable Laws of general applicability relating to or affecting creditors’ rights and to general equity principles), and in full force and effect, in each such case, in all material respects; (ii) as of the date of this Agreement, the Company and its Subsidiaries, as applicable, are not and, to the Knowledge of the Company, no other party to such Real Property Lease is in default under such Real Property Lease or breach in any material respect under the terms of any such Real Property Lease; (iii) the Company and its Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (iv) the Company and its Subsidiaries have not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein; and (v) the Company or one of its Subsidiaries has a good and valid leasehold interest in each Leased Real Property, subject to no Liens other than Permitted Liens.

(c) As of the date of this Agreement, neither the Company nor any Subsidiary has received any written notice from any party that it is in violation in any material respect of any zoning, use, occupancy, building, regulation, ordinance or other law, relating to any Real Property.

(d) As of the date of this Agreement, there are no pending, or to the Knowledge of the Company, threatened condemnation proceedings, lawsuits, administrative actions or investigations, or other legal proceedings with respect to any Real Property and/or impacting the operations thereon, in each case, in which would be material to the Company and its Subsidiaries taken as a whole.

(g) Except as set forth on Section 3.12(g) of the Company Disclosure Schedule, the Real Property constitutes all of the real property used or held for use in connection with the businesses of the Company and its Subsidiaries and are adequate to conduct such business as currently conducted.

Section 3.13 Customers. Since March 31, 2011 and as of the date hereof, the Company has not received written notice of the intention of any of its top four customers (measured by amounts received from such customers during the 12 month period ended March 31, 2012) to, and to the Knowledge of the Company, no such customers intend to, cease doing business or reduce in any material respect the business transacted with the Company, or terminate any Material Contract to which it is a party.

Section 3.14 Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Schedule identifies as of the date of this Agreement (i) each item of Registered IP owned by the Company or any Subsidiary, (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number, and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest.

(b) Other than Liens imposed pursuant to the Existing Credit Facility, the Company and the Subsidiaries exclusively own all right, title, and interest to and in the material Company IP free and clear of any Liens (other than Permitted Liens). No Person, including any employee, officer, directors, consultant or contractors of the Company who is or was otherwise involved in the creation or development of any material Intellectual Property for the Company or any Subsidiary, has asserted, and to the Knowledge of the Company, no such Person has, any legal right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any material Company IP.

(c) To the Knowledge of the Company, all material Company IP that is Registered IP is subsisting, valid and enforceable. Each registration, filing, issuance and/or application in respect of each item of material Registered IP that is required to be listed on Section 3.14(a) of the Company Disclosure Schedule (i) has not been abandoned or canceled, and (ii) has been maintained effective in all material respects by all requisite filings, renewals and payments. No interference, opposition, reissue, reexamination or other Proceeding of any nature is pending or, to the Knowledge of the Company, threatened in writing in which the scope, validity or enforceability of any material Company IP is being or could reasonably be expected to be contested or challenged.

(d) Except as set forth on Section 3.14(d) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person has in the three year period immediately preceding the date of this Agreement, infringed, misappropriated, diluted or otherwise violated, and, to the Knowledge of the Company, no Person is currently infringing, misappropriating, diluting or otherwise violating, any Company IP.

(e) To the Knowledge of the Company, the Company and the Subsidiaries own or have the right to use without payments to any other Person (except pursuant to Contracts set forth on Section 3.09(a)(i) of the Company Disclosure Schedule and licenses to commercially available Software) all material Intellectual Property and material Intellectual Property Rights necessary for or used in connection with the operation of their business as currently conducted. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will result in the loss or impairment of any rights of the Company or any Subsidiary in any material Intellectual Property.

(f) To the Knowledge of the Company, the Company and the Subsidiaries have not in the four year period immediately preceding the date of this Agreement infringed, misappropriated, diluted or otherwise violated any Intellectual Property Right of any other Person. No infringement, misappropriation, dilution or similar claim or Proceeding regarding Intellectual Property Rights is pending, or to the Knowledge of the Company threatened in writing against the Company or any Subsidiary or against any Person who may be entitled to be indemnified or reimbursed by the Company with respect to such claim or Proceeding.

(g) The Company is taking and has in the four year period immediately preceding the date of this Agreement taken all reasonable steps to maintain, police and protect each item of material Company IP, including reasonable steps to protect material Company trade secrets. To the Knowledge of the Company, there has been no unauthorized use or disclosure of any material Company IP in the four year period immediately preceding the date of this Agreement.

Section 3.15 Information Technology. The Company IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted without material disruption and have not malfunctioned or failed within the past year in a manner which would have a material adverse impact on the ability of the Company and its Subsidiaries to operate their business. The Company IT Assets are sufficient for the current needs of the Company and the Subsidiaries in all material respects. The Company and its Subsidiaries have in place commercially reasonable backup, data storage, system redundancy and disaster avoidance and recovery procedures and facilities.

Section 3.16 Insurance Coverage. Section 3.16 of the Company Disclosure Schedule sets forth a correct and complete list of all current material property and liability insurance policies of the Company and its Subsidiaries (the “Insurance Policies”). All such Insurance Policies are in full force and effect and neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, the counterparties thereto, are in breach, in any material respect, of the terms of such Insurance Policies. There are no material claims by the Company or any of its Subsidiaries under any such Insurance Policy as to which any insurance company is denying liability in writing or defending under a reservation of rights clause; and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage with respect to such Insurance Policies as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially impair the Company’s ability to conduct the operation of its business as presently conducted.

Section 3.17 Licenses and Permits.

(a) The Company and its Subsidiaries possess all material licenses, franchises, permits, certificates, Consents or other similar authorizations of Governmental Authorities necessary to carry on and operate their business as presently conducted (collectively, the “Permits”). Except as would not materially and adversely impact the Company’s or its Subsidiaries’ ability to carry on their business as presently conducted, the Permits are valid and in full force and effect and the Company and its Subsidiaries are in compliance with such Permits. The Company has received no written notice from a Governmental Authority that any such Permit will be terminated or impaired or become terminable or impaired, in whole or in part, as a result of the transactions contemplated hereby.

(b) Neither the Company nor any of its Subsidiaries has received an unsatisfactory or conditional safety and fitness rating from the Federal Motor Carrier Safety Commission, or its predecessor the Federal Highway Administration, as a result of a compliance review, which is material to the Company and its Subsidiaries, taken as a whole, and there is no Proceeding pending, or to the Knowledge of the Company, threatened, that could result in an unsatisfactory or conditional safety and fitness rating.

Section 3.18 Tax Matters.

Except as set forth in Section 3.18 of the Company Disclosure Schedule:

(a) The Company and its Subsidiaries have duly and timely filed or caused to be duly and timely filed with the appropriate Tax Authority all material Tax Returns required to be filed by them. All such Tax Returns are true, complete and accurate in all material respects. All material Taxes due and owing by the Company or its Subsidiaries (whether or not shown on any Tax Returns) have been timely paid. Since January 1, 2009, no claim in writing has been made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or its Subsidiaries are or may be subject to material taxation by that jurisdiction.

(b) The material unpaid Taxes of the Company and its Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto).

(c) No material deficiencies for Taxes with respect to the Company or its Subsidiaries have been claimed, proposed or assessed by any Tax Authority that have not been settled. There are no pending or threatened (in writing) audits, assessments or other actions for or relating to any material liability in respect of Taxes of the Company or its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries have waived any statute of limitations in respect of material Taxes or agreed to any extension of time (which waiver or extension is currently in effect) with respect to a material Tax assessment or deficiency, nor has any request (which request is currently in effect) been made in writing for any such extension or waiver.

(e) There are no material Liens for Taxes upon any property or asset of the Company or its Subsidiaries other than Permitted Liens.

(f) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning on or after the Closing Date as a result of any installment sale or other transaction occurring prior to the Closing Date, any accounting method change or agreement with any Taxing Authority made or entered into prior to the Closing Date, or any prepaid amount received prior to the Closing Date.

(g) Neither the Company nor any of its Subsidiaries are party to or bound by any material Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement (other than any such agreements or Contracts that are customary ordinary course commercial agreements or Contracts not primarily related to Taxes).

(h) The Company has not been a party to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither the Company nor any of its Subsidiaries have been a member of an affiliated group filing a consolidated federal income Tax Return. Neither the Company nor any of its Subsidiaries have liability for the Taxes of any Person (other than of the Company or a Subsidiary) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(j) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.

(k) Neither the Company, any of its Subsidiaries, nor any of their Affiliates or predecessors by merger or consolidation have been a party to any transaction intended to qualify under Section 355 of the Code.

(l) At all times since January 1, 2007, the Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any comparable provision of state and local Tax law in jurisdictions in which such election was available), and each Subsidiary of the Company has been a valid qualified subchapter S Subsidiary within the meaning of Sections 1361 and 1362 of the Code (and any comparable provision of state and local Tax law in applicable jurisdictions) (excluding any period during which such Subsidiary was not a Subsidiary of the Company). Each of the Company and its Subsidiaries will maintain such status up to and including the day immediately preceding the Closing Date.

Section 3.19 Employees and Employee Benefit Plans.

(a) Section 3.19(a) of the Company Disclosure Schedule sets forth an accurate and complete list identifying each material Employee Plan.

(b) The Company has delivered to Parent (i) accurate and complete copies of all documents constituting each material Employee Plan, including all amendments thereto (or, if not written, a written summary of its material terms) and all related trust documents, (ii) the most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan, (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Employee Plan, (iv) all nondiscrimination test reports and summaries for each Employee Plan for the most recent plan year, if applicable, (v) the most recent determination or opinion letter issued by the IRS with respect to each Employee Plan, if any, and any pending request for such a letter, and (vi) all filings made under the Employee Plan Compliance Resolution System or the Department of Labor Delinquent Filer Program.

(c) No Employee Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”), a “multiple employer plan” (within the meaning of ERISA and the Code) or other pension plan that is subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation (contingent or otherwise) to contribute to, or, at any time within the past six (6) years, has sponsored, maintained, contributed to or had an obligation (contingent or otherwise) to contribute to a Multiemployer Plan, multiple employer plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code.

(d) The Company has performed all material obligations required to be performed under Applicable Laws with respect to each Employee Plan and are not in default or violation of any Employee Plan. Each Employee Plan complies in all material respects in form and operation with, and has been administered in all material respects in accordance with, its terms and is in compliance in all material respects with Applicable Law, including ERISA and the Code. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code and any trust which is a part of any such Employee Plan and intended to be Tax exempt under Section 501(a) of the Code, are subject to a favorable determination letter or opinion letter from the Internal Revenue Service, and to the Knowledge of the Company, no fact or event has occurred or exists that could reasonably be expected to adversely affect the qualified status of any such Employee Plan or the Tax-exempt status of such Employee Plan’s related trust.

(e) To the Knowledge of the Company, no prohibited transaction (as described in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) has occurred with respect to any Employee Plan which would reasonably be expected to result in any material liability to the Company. To the Knowledge of the Company, neither the Company nor any other fiduciary for which the Company has any indemnity obligation has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Plan.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will, except as expressly contemplated by this Agreement, (i) entitle any employee, director or consultant of the Company or its Subsidiaries to severance pay, change in control or similar payments or benefits, or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable to any employee, director or consultant of the Company or its Subsidiaries or trigger any other material obligation pursuant to, any Employee Plan.

(g) No amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger, the Subsequent Merger or any of the other transactions contemplated hereby (alone or in combination with any other event) by any employee, director or shareholder of the Company who is a “disqualified individual” (within the meaning of Section 280G of the Code) under any Employee Plan or other compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). There is no Contract by which the Company is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(h) None of the Employee Plans provide for material post-employment life or health insurance, or other welfare benefits coverage for any employee, consultant or director of the Company or any beneficiary thereof, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or other Applicable Law. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA.

(i) With respect to the Employee Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than routine claims for benefits) under the terms thereof, or with respect thereto, or under any Applicable Law.

(j) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Employee Plans as of the date of this Agreement have been made in all material respects by the due date thereof (including any valid extension), or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Financial Statements.

(k) There is no Proceeding pending or, to the Knowledge of the Company, threatened, against or involving, any Employee Plan, the assets of any of the trusts under such Employee Plan or the sponsor or administrator of any Employee Plan, or against any fiduciary of an Employee Plan (other than routine claims for benefits) that would result in any material liability, including any audit or inquiry from the Internal Revenue Service or the United States Department of Labor or other Governmental Entity, and to the Knowledge of the Company, there are no facts that could give rise to any material liability in the event of any such action.

(l) Except as set forth in Section 3.19(l) of the Company Disclosure Schedule, the Company does not sponsor, maintain or contribute to, and has not sponsored, maintained or contributed to, any material employee benefit plan, program, or other arrangement providing compensation or benefits to any current or former employee or service provider (or any dependent thereof) which is subject to the laws of any jurisdiction outside of the United States.

(m) Each Person providing services to the Company that has been characterized as a consultant or independent contractor and not an employee has, to the Knowledge of the Company, been properly characterized as such and the Company does not have any material liability or obligations, including under or on account of any Employee Plan, arising out of the hiring or retention of persons to provide services to the Company and treating such persons as consultants or independent contractors and not as employees of the Company.

(n) Each Employee Plan is either exempt from or has been established, documented, maintained and operated in compliance with Section 409A of the Code and the applicable guidance issued thereunder. To the extent an Employee Plan has been corrected without penalty in accordance with guidance issued by the Internal Revenue Service prior to the Effective Time, it shall be considered maintained and operated in compliance with Section 409A of the Code and the applicable guidance issued thereunder for purposes of this Section 3.19.

Section 3.20 Labor Matters.

(a) Except for the Bargaining Agreements, neither the Company nor any Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other material agreement or understanding with a labor union or labor organization, nor is there any pending or, to the Knowledge of the Company, threatened, nor has there been in the past two (2) years, any labor strike, walkout, work stoppage, slow-down, lockout or other material labor dispute involving the Company or its Subsidiaries.

(b) The Company and each of its Subsidiaries are in compliance in all material respects with all Applicable Laws regarding employment, employment practices and terms and conditions of employment. Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no charges, investigations, administrative proceedings or formal complaints of discrimination threatened or pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Government Authority against the Company or any other material Proceedings pertaining to any employment practices of the Company.

(c) Since January 1, 2012, (i) the Company has not effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; and (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company.

(d) As of the date of this Agreement, to the Knowledge of the Company, neither of the persons identified on Section 3.20(d) of the Company Disclosure Schedule has delivered to the Company written notice to terminate employment with the Company, nor, as of the date of this Agreement, does such person plan to terminate employment.

Section 3.21 Environmental Matters. To the Knowledge of the Company:

(a) no written notice, notification, demand, request for information, citation, summons or order has been received, no written complaint has been filed, no penalty has been assessed, and no Proceeding is pending or threatened in writing by any Governmental Authority or other Person relating to the Company or any Subsidiary and that would reasonably be expected to result in material liability relating to or arising out of any Environmental Law;

(b) the Company and each Subsidiary is, and has at all times since January 1, 2009 been, in compliance in all material respects with all Environmental Laws and all Environmental Permits; and

(c) there are no conditions or circumstances that are reasonably likely to result in material liability under Environmental Laws.

Section 3.22 Affiliate Transactions. Other than as set forth on Section 3.22 of the Company Disclosure Schedule, since January 1, 2012, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any agreements, arrangements or understandings currently in effect that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.23 Finders’ Fees. Except for Stifel Nicolaus & Company, whose fees and expenses in connection with the Merger Transactions shall not exceed the amount of fees set forth on Section 3.23 of the Company Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 3.24 Company Liability. Immediately prior to the Effective Time, the Debt Liability shall not exceed the amount set forth in Section 3.24 of the Company Disclosure Schedule.

Section 3.25 No Dividends Payable; Promissory Notes. As of the date of this Agreement, the Company has declared no dividends that have not yet been paid or converted into promissory notes (other than the $24.5 million dividend payable to CenTra, Inc.) and the dividends or distributions that have been converted into promissory notes are set forth in Section 3.25 of the Company Disclosure Schedule.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE

COMPANY SHAREHOLDERS

Section 4.01 Existence and Power; Authority; Non-contravention. Each of the Company Shareholders, jointly and severally, represents and warrants to Parent that:

(a) Existence and Power; Authority. Such Company Shareholder has all necessary power and authority to perform and comply with each of its obligations under this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. Each Trust has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of formation, and the Trustee of such Trust, in his capacity as Trustee, is duly authorized to execute, deliver and perform this Agreement, the Ancillary Agreements, the Written Consents and the other documents contemplated hereby to which such Trust is a party. Assuming this Agreement and each Ancillary Agreement to which such Company Shareholder is a party has been duly authorized, executed and delivered by each of the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which such Company Shareholder is a party constitutes the legal, valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Applicable Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Non-contravention. The execution, delivery and performance by such Company Shareholder, individually or in his capacity as Trustee of the applicable Trust, if applicable, of this Agreement, the Ancillary Agreements, the Written Consents and the other documents contemplated hereby and the consummation by such Trustee, in his capacity as trustee of the applicable Trust, of the transactions contemplated hereby do not and will not contravene, conflict with, or result in any violation or breach of any provision of the trust documents or any similar organizational documents of the applicable Trust. The consummation by such Company Shareholder of the transactions contemplated hereby do not and will not contravene, conflict with or result in a violation or breach of any provision of any material Applicable Law applicable to such Company Shareholder.

Section 4.02 Title to Shares. Each Company Shareholder is the sole record and beneficial owner, free and clear of any and all Liens (other than restrictions on transfer imposed by federal and state securities laws), of the shares of Company Common Stock and Parent Common Stock set forth opposite such Company Shareholder’s name on Section 3.05(a) of the

Company Disclosure Schedule, and the shares of the Company Common Stock and Parent Common Stock set forth therein constitute all of the Equity Interests of the Company and Parent beneficially owned or held of record by the Controlling Shareholder.

Section 4.03 Finders’ Fees. Except for Stifel Nicolaus & Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Company Shareholder who is entitled to any fee or commission from such Company Shareholder in connection with the transactions contemplated by this Agreement.

Section 4.04 Acquisition of Investment; Accredited Investor; Transfer Restrictions.

(a) Acquisition for Investment. Each Company Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement and the Ancillary Agreements. Each Company Shareholder is acquiring shares of Parent Common Stock for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling shares of Parent Common Stock.

(b) Accredited Investor. Each Company Shareholder is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Parent Common Stock and such Company Shareholder has the ability to bear the economic risks of its prospective investment in the Parent Common Stock and can afford the complete loss of such investment. Each Company Shareholder is acquiring the Parent Common Stock solely for its own account or accounts managed by it.

(c) Transfer Restrictions. Each Company Shareholder understands and agrees (i) that the Parent Common Stock to be acquired by it pursuant to the transactions contemplated by this Agreement will be issued in reliance upon exemptions contained in the Securities Act or interpretations thereof and applicable state securities laws and have not been registered under the Securities Act, and that Parent shall not be required to effect any registration of the Parent Common Stock under the Securities Act or any state securities law, except as contemplated in the Amended and Restated Registration Rights Agreement and (ii) that the shares of Parent Common Stock it acquires pursuant to the transactions contemplated by this Agreement may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available thereunder, and without compliance with state, local and foreign securities laws, in each case, to the extent applicable.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as otherwise disclosed in the Parent SEC Documents (as defined herein) (other than forward looking disclosures set forth in any risk factor sections, any disclosures in any section relating to forward looking statements and any other disclosures therein to the extent they are primarily predictive or forward-looking in nature, in each such case, other than the factual information contained therein), and subject to Section 12.05, except as set forth the Parent Disclosure Schedule, Parent represents and warrants to the Company Shareholders as follows:

Section 5.01 Corporate Existence and Power.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to carry on its business as now conducted. Parent is, in all material respects, duly licensed and qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified.

(b) Each of Parent’s Subsidiaries is a corporation, partnership or other Person duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to carry on its business as now conducted. Each of Parent’s Subsidiaries is, in all material respects, duly licensed and qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified. Section 5.01(b) of the Parent Disclosure Schedule sets forth the name of each Subsidiary of Parent, and with respect to Parent and each Subsidiary: (i) the jurisdiction of its incorporation or organization and (ii) its ownership, including the name of each holder of an Equity Interest in such Subsidiary and the amount of the Equity Interest in each such Subsidiary held by such Person.

Section 5.02 Corporate Authorization.

(a) Each of Parent, Merger Sub and Sister Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform and comply with each of its obligations under this Agreement and each Ancillary Agreement to which it is a party and, subject to the receipt of Parent Shareholder Approval, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent, Merger Sub and Sister Sub of this Agreement and each Ancillary Agreement to which they are party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Parent, Merger Sub and Sister Sub subject to the receipt of Parent Shareholder Approvals. Assuming this Agreement and each Ancillary Agreement to which Parent, Merger Sub and Sister Sub is a party has been duly authorized, executed and delivered by each of the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which Parent, Merger Sub and Sister Sub is a party constitutes the legal, valid and binding obligation of Parent, Merger Sub and Sister Sub, enforceable against each of them as the case may be, in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Applicable Laws of general applicability relating to or affecting creditors’ rights and remedies and to general equity principles. No approval of the shareholders of Parent is required to consummate the transactions contemplated hereby other than the affirmative approval of the holders of a majority of the shares of the Parent Common Stock, in accordance with NASDAQ Rule 5635(d) (the “Parent Shareholder Approval”).

(b) At a meeting duly called and held, and upon the affirmative recommendation of the Special Committee, the Parent Board of Directors has unanimously adopted this Agreement and approved the Merger Transactions, including the issuance of Parent Common Stock pursuant to the terms of this Agreement.

Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent, Merger Sub and Sister Sub of this Agreement and the Ancillary Agreements to which such Person is a party and the consummation by Parent, Merger Sub and Sister Sub, as the case may be, of the transactions contemplated hereby and thereby require no action by or in respect of, or Consent of, any Governmental Authority other than (i) the filing of the Certificate of Merger and the Subsequent Certificate of Merger with the Department of Licensing and Regulatory Affairs, Bureau of Commercial Services, Corporation Division of the State of Michigan, the filing of a Certificate of Amendment to the Articles of Incorporation of Parent with the Michigan Department of Licensing and Regulatory Affairs, Bureau of Commercial Services, Corporation Division of the State of Michigan increasing to 100,000,000 shares of Parent Common Stock the authorized capital stock of Parent, and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, and (iii) any actions or Consents, the absence of which would, individually or in the aggregate, reasonably be expected to materially impair Parent or its Subsidiaries or materially impair or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.04 SEC Filings. Since January 1, 2009, Parent has filed or furnished, as applicable, with the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished, as applicable by it under the Securities Act and the Exchange Act (any such documents filed or furnished, as applicable, since such date, including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). Parent SEC Documents, including any financial statements or schedules included therein, at the time filed or furnished, as applicable, or in the case of registration statements, on their respective effective dates (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be (and each as in effect as of the date such Parent SEC Document was filed) and (ii) did not at the time filed (or, in the case of registration statements, at the time of effectiveness) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to the Parent SEC Documents. No Subsidiary of Parent is required to file any form, report or other document with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The financial statements included in Parent SEC Documents (the “Parent Financial Statements”) (i) complied on the date of filing and effectiveness thereof in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto on the date of filing and effectiveness thereof, (ii) have been prepared in accordance with GAAP as in effect as of the dates of such financial statements applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC during the periods involved), and (iii) fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, and cash flows and changes in shareholders’ equity of Parent and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Parent Financial Statements that are unaudited, interim financial statements were or are subject to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount.

Section 5.05 Non-contravention. Except as set forth on Section 5.05 of the Company Disclosure Schedule, the execution, delivery and performance by each of Parent, Merger Sub and Sister Sub of this Agreement and the Ancillary Agreements to which it is a party and the consummation of by each of Parent, Merger Sub and Sister Sub of the transactions contemplated hereby and thereby do not and will not (i) assuming the Parent Shareholder Approval is received, contravene, conflict with, or result in any violation or breach of any provision of the Parent Articles of Incorporation, the Parent Bylaws or Parent’s other organizational documents or the organizational documents of any of the Parent’s Subsidiaries (including Merger Sub and Sister Sub), (ii) assuming compliance with the matters referred to in Section 3.03 and Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law applicable to Parent or its Subsidiaries, (iii) assuming compliance with the matters referred to in Section 3.03 and Section 5.03, (A) require any Consent by any Person, (B) constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default or (C) cause or permit the termination, cancellation, acceleration or the loss of any benefit to which Parent, Merger Sub, Sister Sub or any of their respective Subsidiaries is entitled, in each case of subclauses (A) through (C), under any provision of any Contract binding upon Parent, Merger Sub, Sister Sub or any of the respective Subsidiaries or any material permit relating to Parent, any of its Subsidiaries, or any of their respective businesses, or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except, with respect to clauses (ii) and (iii), for any such contraventions, conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to materially delay the consummation of the Merger Transactions or to have a Parent Material Adverse Effect.

Section 5.06 Capitalization.

(a) The authorized capital stock of the Parent consists of, as of the date of this Agreement, 40,000,000 shares of Parent Common Stock, and, assuming the Parent Shareholder Approval is received and the filing of a Certificate of Amendment to the Articles of Incorporation of Parent with the Michigan Department of Licensing and Regulatory Affairs, Bureau of Commercial Services, Corporation Division of the State of Michigan, as of the Closing Date, will consist of 100,000,000 shares of Parent Common Stock, and as of each such date, 5,000,000 preferred shares, no par value (“Parent Preferred Stock” and, together with Parent Common Stock, the “Parent Capital Stock”). As of the date of this Agreement, (i) there were outstanding 15,490,954 shares of Parent Common Stock and 631,529 shares of Parent Common Stock held in treasury and (ii) there were no outstanding shares of Parent Preferred Stock. All outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound relating to the issued or unissued Parent Capital Stock or other Equity Interests of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests in Parent or any of its Subsidiaries.

(b) Except as set forth in Section 5.06(b) of the Parent Disclosure Schedule, there are no outstanding contractual obligations of Parent or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Parent Common Stock or any capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries.

(c) Parent and its Subsidiaries do not, directly or indirectly, have any Equity Interest in any other corporation, partnership, or other Person other than as set forth in Section 5.01(b) of the Parent Disclosure Schedule. Neither Parent nor any of its Subsidiaries has agreed or is obligated to, directly or indirectly, provide funds to, make any future equity investment in, or capital contributions, material loans or material advance to, any third-party. Other than as set forth in Section 5.01(b) of the Parent Disclosure Schedule, all outstanding Equity Interests of each of Parent’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and is owned, beneficially and of record, by Parent or one or more of its wholly-owned Subsidiaries free and clear of all Liens.

Section 5.07 Formation and Ownership of Merger Sub and Sister Sub; No Prior Activities.

(a) Merger Sub and Sister Sub were formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub and the outstanding membership interests of Sister Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all Liens.

(b) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, neither Merger Sub or Sister Sub has not incurred, directly or indirectly, through any of its Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.08 Litigation.

(a) As of the date hereof, there is no pending Proceeding, or to the knowledge of Parent, threatened in writing, that (i) challenges the Merger or any of the other transactions contemplated by this Agreement or (ii) if adversely decided, could reasonably be expected to delay or prevent the consummation of the Merger Transactions or any of the other transactions contemplated by this Agreement.

(b) As of the date hereof, there is no material order, writ, injunction, judgment or decree of any Governmental Authority to which Parent, its Subsidiaries or any of the assets owned or leased by Parent, is subject, that challenges the Merger or any of the other transactions contemplated by this Agreement or that could reasonably be expected to delay or prevent the consummation of the Merger Transactions or any of the other transactions contemplated by this Agreement.

Section 5.09 Absence of Certain Changes. Since December 31, 2011 there has not been a Parent Material Adverse Effect.

Section 5.10 Authorized Shares; Proposed Financing.

(a) As of the date hereof and as of the Closing Date, Parent has, and shall have, reserved a number of authorized, unissued and unreserved shares of Parent Common Stock sufficient to consummate the Merger Transactions.

(b) Assuming receipt of all the proceeds contemplated by the Proposed Financing at the Closing by Parent and/or any of its Subsidiaries, Parent, Sister Sub and Merger Sub will have at and after the Closing funds sufficient to (i) pay any and all fees and expenses required to be paid by Parent, Sister Sub, Merger Sub and the Surviving Company in connection with the Merger Transactions and the Proposed Financing, and (ii) pay the Parent Indebtedness and the amounts set forth in the Company Shareholder Payoff Letters.

Section 5.11 Exemption from Registration. Assuming the accuracy of the representations and warranties of the Company Shareholders in Section 4.04, the issuance of the Parent Common Stock to be issued as Merger Consideration by Parent to the Company Shareholders pursuant to and in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act. Neither Parent nor any Person acting at its direction has taken any action (including any offering of any securities or Parent Common Stock under circumstances which would require the integration of such offering with the offering of any Parent Common Stock to be issued as Merger Consideration pursuant to this Agreement under the Exchange Act) which would subject the offering, issuance, exchange or sale of any Parent Common Stock to be issued as Merger Consideration to any Company Shareholders pursuant to this Agreement to the registration requirements of the Exchange Act.

Section 5.12 Finders’ Fees. Except for Evercore Group, L.L.C. (the “Special Committee Financial Advisor”), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Merger Sub or Sister Sub who is entitled to any fee or commission from Parent, Merger Sub or Sister Sub or any of their Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE 6.

COVENANTS

Section 6.01 Conduct of the Parties and their Respective Subsidiaries.

(a) From the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement, as set forth on Section 6.01 of the Company Disclosure Schedule, as required by Applicable Law or pursuant to the written consent of Parent (with approval authorized by the Special Committee) (in both cases, not to be unreasonably withheld), the Company shall, and shall cause each of its Subsidiaries to (i) conduct its operations in all material respects only in the ordinary course of business consistent with past practice (for the avoidance of doubt, the Company may accelerate capital expenditures); (ii) use commercially reasonable efforts to preserve intact its present business operations and organization; (iii) use commercially reasonable efforts to maintain in effect all of its Permits; (iv) use reasonable efforts to keep available the services of its officers and key employees; and (v) use commercially reasonable efforts to maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as set forth on Section 6.01 of the Company Disclosure Schedule, as required by Applicable Law, or pursuant to the written consent of Parent (with approval authorized by the Special Committee) (in both cases, not to be unreasonably withheld), the Company shall not, and shall cause its Subsidiaries not to:

(i) amend or otherwise change any organizational document of the Company or any of its Subsidiaries, including the Company Articles of Incorporation and the Company Bylaws (whether by merger, consolidation or otherwise);

(ii) merge or consolidate with any Person, adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or form or acquire any Subsidiaries;

(iii) redeem Company Common Stock, declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or a combination thereof (other than (A) dividends and distributions otherwise permitted to be declared and paid pursuant to the Existing Credit Facility and (B) dividends paid by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any such securities, except for distributions of such securities by any Subsidiary of the Company to the Company and to any other Subsidiary including the grant of any Equity Interests under the Company Equity Plan;

(iv) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries including the grant of any Equity Interests under the Company Equity Plan;

(v) incur any capital expenditures or any obligations or liabilities in respect thereof, except for any capital expenditures in the ordinary course of business not to exceed $7,000,000 in the aggregate;

(vi) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any equity securities or business, other than acquisitions in the ordinary course of business consistent with past practice with a purchase price (including assumed indebtedness) that does not exceed $100,000 individually $500,000 in the aggregate;

(vii) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property, assets, securities, interests or businesses of the Company or any of its Subsidiaries, except pursuant to existing Material Contracts that have been included in the Company Disclosure Schedule or the sale or purchase of goods in the ordinary course of business, or enter into any commitment or transaction outside the ordinary course of business;

(viii) sell, transfer, assign, license, abandon, dedicate to the public, fail to maintain, permit to lapse or otherwise dispose of any material Company IP, or permit any registration thereof to lapse, or otherwise dispose of or license any rights of the Company or any of its Subsidiaries in or to any material Intellectual Property or material Intellectual Property Rights, except, in each case, those activities conducted in the ordinary course of business, it being understood that neither the sale, transfer, or assignment of any Company IP material to the business of the Company nor the entering into any exclusive licensing arrangement with respect to material Intellectual Property or material Intellectual Property Rights are activities conducted in the ordinary course of business;

(ix) make any loans, advances or capital contributions to, or investments in, any (A) Related Person or (B) any other Person, in each case, for purposes of clause (B) only, in excess of $1,000,000, except to and by any wholly-owned Subsidiary of the Company to the Company or by the Company to any of its wholly-owned Subsidiary;

(x) incur Debt or issue any Debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for Debt, in each case other than (A) for borrowings under the Company’s existing Debt and/or credit facilities in the ordinary course of business, or (B) Company Shareholder Notes;

(xi) amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries other than in the ordinary course of business;

(xii) enter into any Contract that would constitute a Material Contract if such Contact were in place as of the date of this Agreement other than in the ordinary course of business consistent with past practice;

(xiii) enter into any Contract imposing any restriction in a material respect on the Company’s or any of its Subsidiaries’ right or ability to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset or property of the Company or its Subsidiaries (other than in connection with the Proposed Financing);

(xiv) enter into, amend or modify in any respect or terminate any Contract with a Related Person;

(xv) forgive any loans to any Related Person;

(xvi) fail to keep in force the Insurance Policies or replacements thereof;

(xvii) (A) grant to any employee, director, officer or consultant any right to receive, or any material increase in, change of control, severance, retention or termination compensation or benefits, (B) materially increase the compensation or benefits of any employee, director, officer or consultant, except in the case of normal increases in the ordinary course of business consistent with past practice, (C) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, employee or consultant of the Company or any of its Subsidiaries, or establish, adopt, enter into, amend modify or terminate any Bargaining Agreement or Employee Plan, except to the extent required by Applicable Law and the terms of such Bargaining Agreement or Employee Plan in existence on the date of this Agreement, (D) accelerate the vesting or payment of any compensation or benefits under any Employee Plan, or (E) grant any equity awards under any Employee Plan;

(xviii) change the Company’s or any if its Subsidiaries’ methods of accounting or accounting practices, except as required by concurrent changes in GAAP;

(xix) compromise, settle or agree to settle any material Proceeding or investigation (including any Proceeding or investigation relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(xx) waive, release, assign, settle or compromise any claims in excess of $500,000 held by the Company or any of its Subsidiaries;

(xxi) make, change or revoke any material Tax election; compromise, settle or agree to settle any material claim or assessment in respect of Taxes; change any annual Tax accounting period; adopt or change any material method of Tax accounting; file any amended material Tax Return; enter into or amend any Tax allocation agreement, Tax sharing agreement, Tax separation agreement, Tax indemnity agreement or closing agreement relating to any Tax; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xxii) between the Measurement Date and the Effective Time, make any payment to a Related Person outside the ordinary course of business consistent with past practice, other than (A) such payments that are required by the terms of the Contracts set forth on Section 3.22 of the Company Disclosure Schedule, (B) which are otherwise on arms-length terms, or (C) the dividends permitted by Section 6.01(a)(iii); or

(xxiii) agree, resolve or commit to do any of the foregoing.

(b) From the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement, as required by Applicable Law or pursuant to the written consent of the Company (not to be unreasonably withheld), Parent shall, and shall cause each of its Subsidiaries to (i) conduct its operations only in the ordinary course of business consistent with past practice (for the avoidance of doubt, Parent may accelerate capital expenditures); (ii) use commercially reasonable efforts to preserve intact its present business operations and organization; (iii) use commercially reasonable efforts to maintain in effect all of its material permits; (iv) use reasonable efforts to keep available the services of its officers and key employees; and (v) use commercially reasonable efforts to maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as required by Applicable Law, or pursuant to the written consent of the Company, Parent shall not, and shall cause its Subsidiaries not to:

(i) amend or otherwise change any organizational document of Parent or any of its Subsidiaries (whether by merger, consolidation or otherwise) other than the filing of a Certificate of Amendment to the Articles of Incorporation of Parent with the Michigan Department of Licensing and Regulatory Affairs, Bureau of Commercial Services, Corporation Division of the State of Michigan increasing to 100,000,000 shares of Parent Common Stock the authorized capital stock of Parent;

(ii) merge or consolidate with any Person, adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries or form or acquire any Subsidiaries; or

(iii) agree, resolve or commit to do any of the foregoing.

Section 6.02 Company Shareholder Approval. One Business Day following the date hereof, the Company Shareholders shall deliver to the Company and Parent the Company Written Consent, which shall constitute the Company Shareholder Approval.

Section 6.03 Parent Shareholder Approval. One Business Day following the date hereof, the Company Shareholders shall deliver to Parent the Parent Written Consent, which shall constitute the Parent Shareholder Approval.

Section 6.04 Payoff Letters. The Company shall use reasonable best efforts to obtain no later than one Business Day prior to the Closing Date, one or more payoff letters, dated no more than three Business Days prior to the Closing Date, with respect to all Closing Indebtedness of the Company or its Subsidiaries owed to the lenders or other payees of the Company or its Subsidiaries and the amounts payable to such lenders or other payees thereof to (i) satisfy such Closing Indebtedness owed to such Lender or other payee as of the Closing and (ii) terminate and release any Liens related thereto (each, a “Company Payoff Letter”).

Section 6.05 Company Shareholder Covenant. None of the Company Shareholders nor MJM shall become Beneficial Owners of any additional shares of Parent Common Stock after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 10 hereof.

ARTICLE 7.

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.01 Efforts; Regulatory Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Subject to appropriate confidentiality protections, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b) As promptly as practicable after the execution of this Agreement, subject to Section 7.02, each party to this Agreement shall cooperate with one another and (i) shall make all filings and give all notices reasonably required to be made and given by such party to any Governmental Authority in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger and the Subsequent Merger, and (ii) shall use reasonable best efforts to obtain all Consents required to be obtained (pursuant to any Applicable Law) by such party from such Governmental Authority in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger and the Subsequent Merger. Each party shall use its reasonable best efforts to furnish to the other parties all information reasonably requested in writing that is required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Each party shall promptly deliver to such other party a copy of each such filing made, each such notice given and each such Consent obtained by it.

(c) Notwithstanding anything to the contrary herein, nothing in this Agreement shall (i) require Parent and its Subsidiaries to agree to or effect (A) any divesture or hold-separate order, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any of businesses or assets of Parent, the Company, Transitory Surviving Corporation or Surviving Company or (B) any other action or agree to any limitation that could reasonably be expected to have an adverse effect on the business, assets, operations, liabilities, condition (financial or otherwise) results of operations or prospects of Parent, the Company, Transitory Surviving Corporation or Surviving Company or (ii) require the Company and its Subsidiaries to agree to or effect any of the foregoing unless requested to do so by the Special Committee.

(d) In furtherance and not in limitation of the foregoing, each of Parent, the Company and the Company Shareholders shall make an appropriate filing of a Notification and Report Form or Forms pursuant to the HSR Act with respect to the transactions contemplated by this

Agreement as promptly as practicable and in any event within 10 Business Days of the date of this Agreement. Parent, the Company and the Company Shareholders shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Authority in connection with antitrust, competition or trade regulation law or related matters. Each party shall bear its own attorneys’ fees, costs and expenses incurred in connection with the filings pursuant to this Section 7.01(d); provided, however, that Parent and the Company shall each pay 50% of all filing fees required to be paid by any party hereto pursuant to the HSR Act in connection with the transactions contemplated hereby.

(e) Each such party shall promptly inform the other parties hereto of any oral communication with any Governmental Authority regarding any such filings or any such transaction.

(f) No party hereto shall independently participate in any meeting or conference call with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Each party shall promptly furnish to the other parties copies of any notices or written communications it receives from any Governmental Authority or other third party with respect to the transactions contemplated by this Agreement, and such party shall permit counsel to the other parties (including counsel to the Special Committee) an opportunity to review in advance, and such party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to Governmental Authority or other third party, including the Federal Trade Commission and Department of Justice, concerning the transactions contemplated by this Agreement and the Ancillary Agreements. Each party agrees to provide the other parties and their counsel (including counsel to the Special Committee) the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its affiliates, agents or advisors, on the one hand, and any Governmental Authority or other third party, including the Federal Trade Commission and the Department of Justice, on the other hand, concerning or in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 7.02 Consents. Parent and the Company shall use their commercially reasonable efforts to obtain at the earliest practicable date all Consents required under any Material Contracts with respect to the consummation of the transactions contemplated by this Agreement; provided, however, that no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested under any Material Contract; provided, however, that, except as provided in Section 9.02(c) hereof, each of the parties hereto acknowledge and agree that obtaining such Consents shall not be a condition to Closing.

Section 7.03 Notices of Certain Events. From the date of this Agreement until the Effective Time, each party shall give prompt notice to the other parties of:

(a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements; and

(c) any claim or Proceeding commenced or, to its Knowledge, threatened in writing, that relates to the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d) any inaccuracy in or breach of any representation, warranty or covenant made by such party contained in this Agreement which would reasonably be likely to result in a failure of a condition set forth in Article 9; and

(e) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 9 impossible or unlikely.

No such notice shall cure any breach of any representation, warranty covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 7.04 Confidentiality; Public Announcements.

(a) Parent and the Company hereby acknowledge and agree to continue to be bound by the Mutual Confidentiality Agreement dated June 13, 2012 (the “Confidentiality Agreement”).

(b) Each party agrees that no public release or announcement concerning the transactions contemplated by this Agreement and the Ancillary Agreements shall be issued without the prior written consent of Parent (after Parent has used commercially reasonable efforts to seek the approval of the Special Committee and considered in good faith the views of the Special Committee in connection with such public release or announcement) and the Company (which consents shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant Person is subject, in which case the Person required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance and consider such comment, in good faith. The press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, Parent and the Company.

Section 7.05 Information Statement. As promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and file with the SEC an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act relating to the transaction contemplated hereby (together with any amendments or supplements thereto, the “Information Statement”). The Company shall furnish all information as may be reasonably requested by Parent relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement in connection with the preparation, filing and distribution of the Information Statement. Parent shall use its reasonable best efforts to respond and resolve as promptly as reasonably practicable to all comments of the SEC with respect to the Information Statement. Parent agrees to provide the Company and its counsel with copies of any written comments, and shall inform the Company of any oral comments, in each such case, including any request by the SEC for any amendment to the Information Statement or for additional information, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Information Statement, in each such case, promptly after receipt of such comments or requests, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent shall give due consideration in good faith to the additions, deletions or changes suggested thereto by the Company and its counsel. No filing of, or amendment or supplement to, the Information Statement will be made by Parent without providing the Company with a reasonable opportunity to review and comment thereon. Promptly after the Information Statement has been cleared by the SEC or after 10 calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, Parent shall promptly file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to its shareholders. Each of Parent, Sister Sub, Merger Sub and the Company agrees to correct any information provided by it for use in the Information Statement which shall have become false or misleading and Sister Sub, Merger Sub and the Company agree to notify Parent promptly of any information discovered by Sister Sub, Merger Sub or the Company, as applicable, regarding itself or its shareholders that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 7.06 Proposed Financing.

(a) Parent and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Proposed Financing on the terms and conditions no less favorable in the aggregate in any material respect to Parent and its Subsidiaries (including, as of the Closing, the Company and its Subsidiaries) taken as a whole than as described in Section 7.06 of the Company Disclosure (such terms, the “Proposed Financing Terms”), including using reasonable best efforts to (i) negotiate as promptly as practicable and enter into definitive agreements with respect thereto, (ii) satisfy on a timely basis, or obtain the waiver of, all conditions and covenants applicable to the borrower in such definitive agreements, and (iii) consummate the Proposed Financing at the Closing. Parent and the Company shall keep each other informed on a reasonably current basis and in reasonable detail of the status of its efforts to obtain and consummate the Proposed Financing (including by providing draft agreements and being available for discussion of the status of any such draft agreements, in each case to the extent requested).

(b) Prior to the Closing, Parent and the Company shall use reasonable best efforts to provide, and to cause their respective Subsidiaries and its and such Subsidiaries’ Representatives to provide, cooperation that is reasonably requested by the other party or any Financing Source in connection with the arrangement and syndication of the financing contemplated by the Proposed Financing to the extent customary or necessary in connection with the arrangement and syndication of financing similar to the Proposed Financing.

(c) Notwithstanding anything in this Agreement to the contrary, (i) neither Parent nor the Company nor any of their respective Subsidiaries shall (A) have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Proposed Financing unless and until the Closing occurs or (B) incur any other liability (other than as set forth in this Agreement) in connection with the Proposed Financing unless and until the Closing occurs, and (ii) no Person that is a director or officer (or member of such other comparable governing body) of Parent or the Company or any of their respective Subsidiaries shall be required to take any action in such capacity that would result in personal liability with respect to the Proposed Financing. Parent and the Company each hereby consent to the use of its and its Subsidiary’s logos in connection with the Proposed Financing; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Parent, the Company, or any of their respective Subsidiaries.

Section 7.07 Indemnification of Officers and Directors.

(a) Parent, Merger Sub and Sister Sub agree that all rights to indemnification, advancement of expenses and limitations of liability for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement under the Company Articles of Incorporation or Company Bylaws in favor of the current and former directors and officers of the Company (the “Covered Persons”) shall survive the Merger and the Subsequent Merger and shall continue in full force and effect in accordance with their terms following the Effective Time, and Parent shall assume the obligation to, and cause the Surviving Company to, fulfill and honor (and not amend, modify or repeal in any way) such obligations to the maximum extent permitted by Applicable Law. From and after the Effective Time for a period of six years, each of Parent and the Surviving Company shall, to the fullest extent permitted under Applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by Applicable Law), to the same extent that such persons are entitled to indemnification pursuant to the Company Articles of Incorporation or Company Bylaws as in effect as of the date hereof, each Covered Person, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Covered Person. In the event of any such Proceeding, Parent and the Surviving Company shall reasonably cooperate with the Covered Person in the defense of any such Proceeding.

(b) The provisions of this Section 7.07 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each current and former director and officer of the Company and his or her heirs and personal representatives, and nothing in this Agreement shall affect any indemnification rights that any such current or former director or officer and his or her heirs and personal representatives may have under the Company Articles of Incorporation, Company Bylaws or other organizational document of the Company or any Contract or Applicable Law.

Section 7.08 Section 16 Matters. Prior to the Effective Time, Parent shall take all such actions and steps as may be reasonably required or otherwise reasonably requested by the Company to cause any dispositions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) or acquisitions of Parent Common Stock (including derivative securities of Parent Common Stock) resulting from the transactions contemplated hereby by each individual (either directly or indirectly through an entity) and/or Person who may be a director by deputization who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the interpretive guidance set forth by the SEC.

Section 7.09 Listing of Shares of Parent Common Stock. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 7.10 Short-Form Mergers. Until the earlier of (a) four (4) years from the Closing Date or (b) the day after the Company Shareholders and their respective Related Persons no longer beneficially own, in the aggregate, more than seventy percent (75%) of the then-outstanding Parent Common Stock, the Company Shareholders and their respective Related Persons shall not permit Parent to undertake, a merger pursuant to Section 711 of the MBCA (or any successor or replacement statute thereto) or similar statute in any other jurisdiction without the approval of a majority of the independent directors of Parent.

Section 7.11 DIBC Promissory Note. On the Closing Date the Company Shareholders shall cause DIBC Holdings, Inc. to pay all amounts to the Company necessary to satisfy all indebtedness owed by DIBC Holdings, Inc. to the Company pursuant to that certain Non-Negotiable Promissory Date dated March 14, 2012, as amended by that certain Amendment to Promissory Noted effective as of April 23, 2012 (the “DIBC Note”).

ARTICLE 8.

TAX MATTERS

Section 8.01 Tax Returns. The Company Shareholders and the Shareholder Representative shall prepare, or shall cause to be prepared, all Tax Returns required to be filed by the Company or any of its Subsidiaries which reflect items of income, gain, deduction or loss that are reported on the Tax Returns of the Company Shareholders or any other owner of the Company for any Tax period ending on or before the Closing Date regardless of when due (such Tax Returns, the “Flow-Through Returns”). For the avoidance of doubt, the Company Shareholders (or such other owner of the Company) shall pay all Taxes due with respect to any items of income or gain of the Company reflected on such Flow-Through Returns. Such Flow-Through Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as required by Applicable Law (the “Past Practice Requirement”). At least ten Business Days prior to the due date (taking into account any extensions) for filing any such Flow-Through Return, the Shareholder Representative shall submit a copy of such Flow-Through Return to Parent for review and comment (such comments being limited to ensuring that such Flow-Through Return is prepared in a manner consistent with the terms of this Agreement, the Past Practice Requirement and Applicable Law) and shall consider comments in good faith, and such Flow-Through Return shall not be filed without the consent of Parent (not to be unreasonably withheld) in the event such Flow-Through Return would reasonably be expected to cause a material adverse Tax consequence to Parent or its Affiliates in a period beginning on or after the Closing Date. For the avoidance of doubt, from and after the Closing, Parent and the Company shall be responsible for the timely preparation of any Tax Returns of the Company and its Subsidiaries other than Flow-Through Returns and the payment of any Taxes with respect to such Tax Returns; provided, however, that the Company Shareholders shall pay the portion of any such Taxes on such Tax Returns that are payable by the Company Shareholders under (and in satisfaction of) the indemnification provisions in Article 11. After the Closing, without the consent of the Shareholder Representative not to be unreasonably withheld, neither Parent nor any of its Affiliates shall amend any Flow-Through Returns or any other Tax Return of the Company or its Subsidiaries relating to a period (or portion thereof) ending on or prior to the Closing Date. The Company Shareholders and the Shareholder Representative shall have the right, at their sole cost and expense, to control any audit, examination or other proceeding with respect to Flow-Through Returns and may make all decisions taken in connection with such control; provided, that the Company Shareholders and the Shareholder Representative shall not settle any such audit, examination or other proceeding without the consent of Parent not to be unreasonably withheld.

Section 8.02 Cooperation. The Shareholder Representative, the Company Shareholders and Parent shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and Representatives reasonably to cooperate, in preparing and filing all Tax Returns filed with respect to the Company and its Subsidiaries, including maintaining and making available to each other all records necessary in connection with Taxes of the Company or any of its Subsidiaries and in resolving all disputes and audits with respect to all taxable periods relating to such Taxes. The Shareholder Representative, the Company Shareholders and Parent shall agree (i) to retain all books and records with respect to Tax matters pertinent to the Company or its Subsidiaries relating to any Tax period beginning before the Closing Date until the applicable statute of limitations (as may be extended) has expired and to abide by all record retention agreements entered into with any Tax Authority; (ii) to allow the other party and its Representatives at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours at such party’s expense; and (iii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, to allow the other party to take possession of such books and records.

Section 8.03 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with the Merger or the Subsequent Merger (collectively, “Transfer Taxes”) shall be paid 50% by the Company Shareholders on the one hand, and 50% by Parent, on the other hand, and Parent and the Company Shareholders will cooperate, at their own expense, in filing all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Section 8.04 Refunds. Except to the extent a Tax refund or credit is taken into account in the determination of Closing Working Capital, the amount of any Tax refunds or credits relating to Taxes paid prior to the Closing Date by or with respect to the Company or its Subsidiaries for taxable periods (or portions thereof) ending on or prior to the Closing Date or with respect to which indemnification payments have been made by the Company Shareholders that are actually received after the Closing Date or applied to offset any Taxes of Parent, the Company or any of their Affiliates shall be for the account of the Company Shareholders. Parent shall pay, or cause to be paid, to the Company Shareholders (allocated based on their respective Pro Rata Share) the amount of such refund or credit, within ten (10) days after such refund is received or after such credit or refund is used to offset another Tax liability, as the case may be.

Section 8.05 Adjustment to Merger Consideration. Any payments made pursuant to Section 2.18, Section 8.04 or Article 11 shall be treated as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Applicable Law.

Section 8.06 Other Tax Matters.

(a) The Company Shareholders, the Company, Parent, Merger Sub and Sister Sub intend that, for U.S. federal income tax purposes, (i) the payment of the Company Shareholder Notes (other than the dividend payable to CenTra, Inc. in the amount of $24,500,000, the payment of which shall be treated as in satisfaction of the remaining balance of the dividend payable to CenTra, Inc. declared on December 29, 2006) shall be treated as the repayment of promissory notes previously distributed by the Company to the holder thereof (or its assignor if applicable) and (ii) the Merger and the Subsequent Merger, taken together as a single integrated transaction shall be treated as a “reorganization” under Section 368(a) of the Code (to which each of Parent and the Company are to be parties under Section 368(b) of the Code) in which the Company is treated as merging directly with and into Parent, with the Company Common Stock converted in such merger into the Merger Consideration. Each party shall, and shall cause its Affiliates to, treat the Merger and Subsequent Merger for all Tax purposes consistent with this Section 8.06 unless required to do otherwise by Applicable Law.

(b) The Company, Parent, Merger Sub and Sister Sub hereby adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(c) Parent and the Company will (i) use reasonable best efforts to cause the Merger and the Subsequent Merger to constitute a reorganization under Section 368(a) of the Code and (ii) not take any action after the date hereof that could reasonably be expected to prevent or impede the Merger and the Subsequent Merger from qualifying as a reorganization under Section 368(a) of the Code.

(d) The Company shall not, and shall not allow any of its Subsidiaries to, enter into any transaction or take any action prior to Closing on the Closing Date that is outside the ordinary course of business (other than any transaction or action contemplated by this Agreement or directed by Parent) and that would reasonably be expected to have material adverse Tax consequences to Parent or any of its Affiliates (including the Company and any of its Subsidiaries) in a Tax period (or portion thereof) beginning on or after the Closing Date.

ARTICLE 9.

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The respective obligations of each of the Company, the Company Shareholders, Parent, Sister Sub and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by such party in writing, to the extent permitted by Applicable Law and not specifically prohibited herein, at or prior to the Closing, of the following conditions:

(a) HSR Act; Other Governmental Approvals. Any applicable waiting period under the HSR Act in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the Merger Transactions shall have expired or been terminated.

(b) No Injunction; No Applicable Law. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect which prevents the consummation of the Merger on the terms contemplated herein, no Proceeding initiated by any Governmental Authority that seeks to prevent consummation of the Merger shall be pending and no Applicable Law shall have been enacted that is applicable to the Merger and that makes consummation of the Merger illegal.

(c) Proposed Financing. Parent or one of its Subsidiaries (including, as of the Closing, the Company or any of its Subsidiaries) shall have received, or will, contemporaneously with the Closing, receive, aggregate proceeds in respect of the credit facilities contemplated by the Proposed Financing, in an amount not less than that set forth in Section 7.06 of the Company Disclosure Schedule and on terms no less favorable in the aggregate in any material respect to Parent and its Subsidiaries (including, as of the Closing, the Company and its Subsidiaries) taken as a whole than those in Section 7.06 of the Company Disclosure Schedule.

(d) Shareholder Consents. The Parent Written Consent and Company Written Consent shall be in full force and effect.

Section 9.02 Conditions to the Obligations of Parent and Merger Sub. The respective obligations of each of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (by such party in writing, to the extent permitted by Applicable Law), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. Each of (i) the Company Fundamental Representations (other than Section 3.05(a)) and the Shareholder Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for such Company Fundamental Representations and Shareholder Fundamental Representations that speak as of a particular date, which shall be true and correct in all respects as of such date), (ii) the representations and warranties made by the Company in Section 3.05(a) shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for such representations and warranties that speak as of a particular date, which shall be true and correct in all respects except for de minimis inaccuracies as of such date), (iii) the other representations and warranties made by the Company and the Company Shareholders in Article 3 (other than Section 3.07(a)) and Article 4 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for such representations and warranties that speak as of a particular date, which shall be true and correct as of such date) in each case with respect to this clause (iii), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood for purposes of determining the satisfaction of this condition to Parent’s and Merger Sub’s obligations that all “Company Material Adverse Effect” qualifications and other materiality and similar qualifications in such representations and warranties shall be disregarded), and (iv) the representations and warranties set forth in Section 3.07(a) shall be true and correct in all respects as of the date of date of this Agreement and as of the Closing Date as if made on the Closing Date.

(b) Covenants. The Company and the Company Shareholders shall have performed or complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Consents. Each of the Consents set forth in Section 9.02(c) of the Company Disclosure Schedule shall have been obtained in form and substance reasonably satisfactory to Parent and shall be in full force and effect.

(d) Certificates. Parent shall have received a certificate executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer certifying that the conditions set forth in Sections 9.02(a) and 9.02(b), have been duly satisfied;

(e) FIRPTA Certificate. Each Company Shareholder shall deliver or cause to be delivered to Parent, in form and substance reasonably acceptable to Parent, a properly executed affidavit prepared in accordance with Treasury Regulation Section 1.1445-2(b)(2) certifying such Company Shareholder’s non-foreign status.

Section 9.03 Conditions to the Obligations of the Company and the Company Shareholders. The respective obligations of each of the Company and the Company Shareholders to consummate the Merger are subject to the satisfaction or waiver (by such party in writing, to the extent permitted by Applicable Law), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. Each of (i) the Parent Fundamental Representations (other than in Section 5.06(a)) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for such Parent Fundamental Representations that speak as of a particular date, which shall be true and correct in all respects as of such date), (ii) the representations and warranties made by

Parent in Section 5.06(a) shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for such representations and warranties that speak as of a particular date, which shall be true and correct in all respects except for de minimis inaccuracies as of such date), (iii) the other representations and warranties made by Parent in Article 5 (other than Section 5.09) of this Agreement shall be true and correct as of the Closing Date as if made on the Closing Date (except for such representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date)in each case with respect to this clause (iii), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being understood for purposes of determining the satisfaction of this condition to the Company’s and Company Shareholders’ obligations that all “Parent Material Adverse Effect” qualifications and other materiality and similar qualifications in such representations and warranties shall be disregarded) and (iv) the representations and warranties set forth in Section 5.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date.

(b) Covenants. Parent, Merger Sub and Sister Sub shall have performed or complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

(c) Certificates. The Company shall have received a certificate executed on behalf of Parent by its Chief Executive Officer or its Chief Financial Officer certifying that the conditions set forth in Sections 9.03(a) and 9.03(b) have been duly satisfied.

(d) NASDAQ Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

ARTICLE 10.

TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding the Company Shareholder Approval or the Parent Shareholder Approval:

(a) by mutual written agreement of the Company and Parent (with the approval of Special Committee);

(b) by either the Company or the Special Committee on behalf of Parent, if the Merger has not been consummated on or before December 31, 2012 (such date, the “Initial End Date,” and as such date may be extended below, the “End Date”); provided, however, that in the event that, as of the Initial End Date, all conditions to the Closing set forth in Article 9 have been satisfied or waived (other than such conditions that by their terms are to be satisfied at the Closing) other than the conditions set forth in Section 9.01(a), 9.01(b) or 9.01(c) the Initial End Date may be extended from time to time by either the Company or the Special Committee on behalf of Parent for an aggregate of up to 90 days upon delivery of written notice thereof to the other; provided further, however, that no party shall be permitted to terminate this Agreement pursuant to this Section 10.01(b) if the failure of such party or its Affiliates to perform any covenant or agreement required to be performed under this Agreement at or prior to the Effective Time was the primary cause of, or resulted in, the failure of the Effective Time to occur prior to the Initial End Date;

(c) by either the Company or the Special Committee on behalf of Parent, if a Governmental Authority in the United States shall have issued any order, injunction or other decree, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger or any of the other transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(c) shall not be available to any party whose failure to fulfill its agreements and obligations in this Agreement have been a primary cause of such Governmental Authority issuing such order, injunction or other decree;

(d) by the Special Committee on behalf of Parent, if (i) any representation or warranty of the Company or the Company Shareholders contained in Article 3 or Article 4 of this Agreement shall be inaccurate such that the condition set forth in Section 9.02(a) would not be satisfied, or (ii) the covenants or obligations of the Company or the Company Shareholders contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 9.02(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by the Company or the Company Shareholders during the 30-day period after Parent notifies the Company or the Company Shareholders, as applicable, in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then the Special Committee on behalf of Parent may not terminate this Agreement under this Section 10.01(d) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period;

(e) by the Company, if (i) any representation or warranty of Parent contained in Article 5 of this Agreement shall be inaccurate such that the condition set forth in Section 9.03(a) would not be satisfied, or (ii) the covenants or obligations of Parent, Sister Sub or Merger Sub contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 9.03(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Parent, Sister Sub and/or Merger Sub during the 30-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 10.01(e) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period; provided further, however, that if the Company or the Controlling Shareholders had actual knowledge, on or prior to the date hereof of such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 10.01(e);

(f) by the Special Committee, on behalf of Parent, within three (3) Business Days after the date hereof if (a) the Company Shareholders have not delivered the Company Written Consent to the Company and Parent and the Parent Written Consent to the Parent; or

(g) by the Special Committee, or if the Special Committee is no longer in existence, by the Audit Committee on behalf of Parent upon, prior to the Closing, the termination or expiration of the Special Committee, or a material reduction in the authority granted by the Parent Board of Directors to the Special Committee pursuant to resolutions adopted on May 29, 2012, as extended on July 11, 2012.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give a notice of such termination to the other party setting forth a brief description of the basis on which such party is terminating this Agreement.

Section 10.02 Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability or obligation of any party (or any Affiliate or Representative of any such party), except with respect to any Damages incurred or suffered by a party, to the extent such Damages were the result of, or otherwise arose from, the fraud or willful and material breach by another party of any provision of this Agreement. For purposes of this Agreement “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement. Notwithstanding anything in this Section 10.02 to the contrary, the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 7.04 and Article 12 and the Confidentiality Agreement shall not be affected by a termination of this Agreement.

ARTICLE 11.

INDEMNIFICATION

Section 11.01 Survival of Representations, Etc.

(a) The representations and warranties made in Articles 3, 4 and 5 of this Agreement shall, in each such case, survive the Closing and shall expire on the second anniversary of the Closing Date, except for (i) the representations and warranties made by the Company in Sections 3.01(a), 3.02, 3.05(a), 3.23 and 3.24 (such representations and warranties, the “Company Fundamental Representations”), which shall survive indefinitely, (ii) the representations and warranties made by the Company Shareholders in Sections 4.01, 4.02 and 4.03 (the “Shareholder Fundamental Representations”), which shall survive indefinitely, (iii) the representations and warranties made by Parent in Sections 5.01(a), 5.02, 5.06(a), 5.07, and 5.12 (the “Parent Fundamental Representations”), which shall survive indefinitely, (iv) the representations and warranties made by the Company in Section 3.21 which shall survive the Closing and shall expire on the sixth anniversary of the Closing Date, and (v) the representations and warranties made by the Company in Section 3.18 which shall survive until sixty (60) days after the expiration date of the applicable statute of limitations. The foregoing shall not limit any party’s right to recover damages resulting from fraud of another party.

(b) All covenants and obligations of the parties set forth in this Agreement shall survive the Closing indefinitely except for (i) such covenants and obligations which are to be performed in their entirety prior to the Closing, which shall survive the Closing until the first anniversary of the Effective Time and (ii) any specific covenants or obligations of a party set forth in this Agreement where a specific sunset period is provided, in which case such covenants or obligations shall survive the Closing for a period of thirty (30) days following the date on which the performance of such covenants or obligations is required to be completed (and with respect to the covenants or obligations set forth in Article 8, until sixty (60) days after the expiration of the applicable statute of limitations).

(c) The obligations to indemnify and hold harmless a party hereto in respect of a breach of representation or warranty or covenant shall terminate on the applicable survival termination date (as set forth in this Section 11.01), unless an Indemnitee shall have made a proper claim for indemnification pursuant to Section 11.02 or Section 11.03, as applicable, and Section 11.04 prior to such termination date. If an Indemnitee has made a proper claim for indemnification pursuant to Section 11.02 or Section 11.03, as applicable, and Section 11.04, prior to such termination date, then such claim, if then unresolved, shall not be extinguished by the passage of the deadlines set forth in this Section 11.01.

Section 11.02 Indemnification by the Company Shareholders and MJM.

(a) From and after the Closing (but subject to the terms and conditions of this Article 11), the Company Shareholders and MJM, jointly and severally, shall hold harmless and indemnify each of the Parent Indemnitees from and against any Damages which are suffered or incurred by any of the Parent Indemnitees which arise from or are a result of: (i) any inaccuracy in or breach of any representation or warranty made by the Company in Article 3 of this Agreement or by the Company Shareholders in Article 4 of this Agreement, in each such case, as of the date of this Agreement, but solely to the extent such breach (A) has not been cured prior to the Effective Time or (B) has caused a Parent Indemnitee to suffer Damages following the Effective Time (which for purposes of this clause (i)(B) shall not assume any Contract renewals, extensions, modifications or amendments thereof) (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time), (ii) any inaccuracy in or breach of any representation or warranty made by the Company in Article 3 of this Agreement or by the Company Shareholders in Article 4 of this Agreement, in each such case, as of the Closing Date as if made on the Closing Date (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time); and (iii) any breach of any covenant or obligation of the Company Shareholders as set forth in this Agreement.

(b) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Sections 11.02(c) and 11.02(d), even if a Parent Indemnitee would otherwise be entitled to recover Damages pursuant to this Agreement, no Parent Indemnitee shall be entitled to any indemnification for any Damages pursuant to Section 11.02(a)(i) or Section 11.02(a)(ii) and neither the Company Shareholders nor MJM shall be required to make any indemnification payment for any Damages pursuant to Section 11.02(a)(i) or Section 11.02(a)(ii) unless and until such time as the total amount of all Damages that have been suffered or incurred by any one or more of the Parent Indemnitees on a cumulative basis, exceeds an amount equal to $2,768,180 (the “Basket”) in the aggregate, in which case, the Parent Indemnitees shall be entitled to recover only the amount of such cumulative Damages in excess of the Basket.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 11.02(d), in no event shall the Company Shareholders’ and/or MJM’s aggregate liability arising out of or relating to Section 11.02(a)(i) or Section 11.02(a)(ii) exceed an amount equal to $27,681,804 (the “Cap”).

(d) The limitations set forth in Sections 11.02(b) and 11.02(c) shall not apply to any claim for indemnification made pursuant to Section 11.02(a)(i) or Section 11.02(a)(ii), in each such case, to the extent such claim arises from or is a result of any breach of a Company Fundamental Representation, Shareholder Fundamental Representation, or the representations and warranties contained in Section 3.18(l); provided, however, that the aggregate maximum liability of the Company Shareholders and MJM collectively for any breach of this Agreement or otherwise hereunder shall not exceed $276,818,042, inclusive of liability in respect of claims made for indemnification under this Section 11.02.

Section 11.03 Indemnification by Parent.

(a) From and after the Closing (but subject to the terms and conditions of this Article 11), Parent shall hold harmless and indemnify each of the Shareholder Indemnitees from and against any Damages which are suffered or incurred by any of the Shareholder Indemnitees which arise from or are a result of: (i) any inaccuracy in or breach of any representation or warranty made by Parent in Article 5 of this Agreement as of the date of this Agreement, but solely to the extent such breach (A) has not been cured prior to the Effective Time or (B) has caused a Shareholder Indemnitee to suffer Damages following the Effective Time (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time); (ii) any inaccuracy in or breach of any representation or warranty made by Parent in Article 5 of this Agreement as of the Closing Date as if made on the Closing Date (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time); and (iii) any breach of any covenant or obligation of (x) Parent, Merger Sub or Sister Sub and/or (y) the Company, in each such case, as set forth in this Agreement.

(b) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Sections 11.03(c) and 11.03(d), even if a Shareholder Indemnitee would otherwise be entitled to recover Damages pursuant to this Agreement, no Shareholder Indemnitee shall be entitled to any indemnification for any Damages pursuant to Section 11.03(a)(i) or Section 11.03(a)(ii) and Parent shall not be required to make any indemnification payment for any Damages pursuant to Section 11.03(a)(i) or Section 11.03(a)(ii) unless and until such time as the total amount of all Damages that have been suffered or incurred by any one or more of the Shareholder Indemnitees on a cumulative basis, exceeds the Basket in the aggregate, in which case, the Shareholder Indemnitees shall be entitled to recover only the amount of such cumulative Damages in excess of the Basket.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 11.03(d), in no event shall Parent’s aggregate liability arising out of or relating to Section 11.03(a)(i) or Section 11.03(a)(ii) exceed an amount equal to the Cap.

(d) The limitations set forth in Sections 11.03(b) and 11.03(c) shall not apply to any claim for indemnification made pursuant to Section 11.03(a)(i) or Section 11.03(a)(ii), in each such case, to the extent such claim arises from or is a result of any breach of a Parent Fundamental Representation; provided, however, that claims made for indemnification that are subject to this Section 11.03(d), the aggregate maximum liability of Parent for breaches of this Agreement or otherwise hereunder shall not exceed $276,818,042, inclusive of liability in respect of claims made for indemnification under this Section 11.03.

Section 11.04 Claims and Procedures.

(a) In order for any Person to be entitled to seek indemnification under this Article 11 (an “Indemnitee”), such Indemnitee shall deliver a written certificate signed by any officer or director of the Indemnitee (or if the Indemnitee is an individual Person, signed by the Indemnitee) (any certificate delivered in accordance with the provisions of this Section 11.04(a), a “Claim Certificate”) to the party from whom such indemnification is sought (the “Indemnitor”), as promptly as reasonably practicable after it acquires knowledge of the fact, event or circumstance giving rise to the claim for Damages (and in any event, no later than twenty (20) Business Days after written notice of such claim is delivered to the Indemnitee if such claim is a Third Party Claim (as defined below)), specifying in reasonable detail (to the extent known) the nature of, the facts and legal basis for, the amount (if known) of, such claim asserted, and the provisions of this Agreement upon which such claim for indemnification is made. Failure to deliver a Claim Certificate in compliance with this Section 11.04 in a timely manner as specified in the immediately preceding sentence shall not be deemed a waiver of the Indemnitee’s right to indemnification hereunder for Damages in connection with such claim except to the extent the Indemnitor shall have been prejudiced as a result of such failure. The Claim Certificate shall:

(i) state that the applicable Indemnitee has a claim for indemnification pursuant to this Article 11 and expressly identify the provisions of this Agreement upon which such claim for indemnification is made in reasonable detail (including the specific representations, warranties and/or covenants that are alleged to be inaccurate or alleged to have been breached);

(ii) to the extent possible, contain a good faith non-binding, preliminary estimate of the amount to which such Indemnitee claims to be entitled to receive, which shall be the amount of Damages such Indemnitee claims to have incurred or suffered or could reasonably be expected to incur or suffer; and

(iii) specify in reasonable detail (based upon the information then possessed by Indemnitee) the facts known to the Indemnitee giving rise to such claim.

(b) As promptly as practicable after delivery of a Claim Certificate to an Indemnitor, the Indemnitee which has provided such Claim Certificate shall supply and make available to the Indemnitor all relevant information in its or its Affiliates’ possession relating to the claim identified in such Claim Certificate (except to the extent that such action would result in a loss of attorney-client privilege or protections of the work product doctrine; provided, that such Indemnitee shall use commercially reasonable efforts to provide such information in such format to the Indemnitor, or on an outside counsel only basis, in a manner which would not result in the loss of such attorney-client privilege or work product doctrine) and shall cooperate with the Indemnitor. Without limiting the foregoing, such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information which are reasonably relevant to such claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 11.05 No Contribution. No Controlling Shareholder shall have, or be entitled to exercise or assert (or attempt to exercise or assert), and each Controlling Shareholder hereby waives, any right of contribution or right of indemnity against Transitory Surviving Corporation, Sister Sub, or the Surviving Company in connection with any indemnification obligation under Article 11 of this Agreement.

Section 11.06 Defense of Third-Party Claims.

(a) Indemnitor shall have the right, but not the obligation, upon written notice to the Indemnitee within twenty (20) Business Days following receipt of notice thereof, to investigate, contest, assume the defense of (with counsel reasonably selected by the Indemnitor) or settle any claim or demand made, or any action, Proceeding or investigation instituted, by any Person not a party to this Agreement for which the Indemnitee has sought indemnification pursuant to this Article 11 (a “Third Party Claim”); provided, however, that the Indemnitee may, at its option and at its own expense, participate in the investigation, contesting, defense or settlement of any such Third Party Claim through Representatives and counsel of its own choosing; and, provided further, however, that the Indemnitor shall not settle any Third Party Claim unless (i) such settlement is on exclusively monetary terms and the Indemnitor shall pay or cause to be paid all amounts arising out of such settlement either concurrently or with the effectiveness thereof, (ii) such settlement includes a complete and irrevocable release executed by all Persons who brought such Third Party Claim, which release shall release the Indemnitee from liability or (iii) the Indemnitor obtains the written consent of the Indemnitee. Indemnitor shall not be liable to the Indemnitee for legal or other fees and expenses incurred by the Indemnitee in connection with the defense of any Third Party Claim; provided that the Indemnitor shall be liable for the reasonable and documented out-of-pocket fees and expenses of one national counsel and one reasonable local counsel employed by the Indemnitee for (x) any period commencing ten (10) Business Days following Indemnitor’s receipt of a Claim Certificate with respect to the matter for which indemnification is being sought by the Indemnitee, during which the Indemnitor has failed to assume the defense thereof pursuant to this Section 11.06(a) and (y) for any period during which there exists an actual conflict of interest (based on written advice of counsel) by the representation of the Indemnitor and the Indemnitee by the same counsel (it being understood, however, that for purposes of clause (y), the Indemnitor shall control such defense). Whether or not the Indemnitor shall have assumed the defense of such Third Party Claim, the Indemnitee shall not settle, compromise, discharge or pay any Third Party Claim for which it seeks indemnification hereunder without the prior written consent of the Indemnitor.

(b) The Indemnitor shall be entitled to participate in (but not to control) the defense of any Third Party Claim which it has not elected to assume the defense of with its own counsel and at its own expense.

(c) Parent and the Company Shareholders, as applicable, shall make available to each other all relevant information in their possession relating to any Third Party Claim (except to the extent that such action would result in a loss of attorney-client privilege; provided, that they shall each use commercially reasonable efforts to provide such information in such format to the other, or on an outside counsel only basis, in a manner which would not result in the loss of such attorney-client privilege) and shall cooperate with each other in the defense thereof. Without limiting the foregoing, such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information which are reasonably relevant to such Third Party Claim, and making employees and other Representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) Notwithstanding anything to the contrary in this Agreement, in the event of any Third Party Claim in respect of Taxes or a Tax Return with respect to which the Company Shareholders and/or MJM may have an indemnification obligation pursuant to this Article 11 (a “Tax Claim”), the Company Shareholders and MJM shall be entitled at their sole cost and expense to control any such Tax Claim and may make all decisions taken in connection with such control; provided, that the Company Shareholders and MJM shall not settle or otherwise resolve any such Tax Claim without the consent of Parent not to be unreasonably withheld. Furthermore, notwithstanding anything to the contrary in this Agreement, this Section 11.06 shall not apply to any audit, examination or other proceeding with respect to any Flow-Through Returns, control of which shall be governed exclusively by Section 8.01.

Section 11.07 Exercise of Remedies by Indemnitees Other Than Parent or Shareholder Representative. No Indemnitee (other than Parent, Shareholder Representative or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent or Shareholder Representative, respectively (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

Section 11.08 Mitigation. Each Indemnitee shall take commercially reasonable steps to mitigate all Damages after becoming aware of any event which could reasonably be expected to give rise to any Damages that are indemnifiable hereunder. In the event that an Indemnitor makes any payment to any Indemnitee for indemnification for which such Indemnitee could have collected on a claim against a third party (including under any contract and any insurance claims), the Indemnitor shall (at its own sole cost and expense) be entitled to pursue claims and conduct litigation on behalf of such Indemnitee and any of its successors, to pursue and collect on any indemnification or other remedy available to such Indemnitee thereunder with respect to such claim and generally to be subrogated to the rights of such Indemnitee. The Indemnitee shall, and shall cause its Affiliates (including the Company and its Subsidiaries) to, cooperate with the Indemnitor, at the Indemnitor’s sole cost and expense, with respect to any such effort to pursue and collect with respect thereto.

Section 11.09 Net of Tax Benefits. The amount of Damages for which indemnification is provided under this Article 11 shall be reduced to take into account any net Tax benefit actually realized (determined on a with and without basis) by the Indemnitee arising from the incurrence or payment of any such Damages or the circumstances related thereto, in each case, in the tax year that includes the incurrence or payment. If any such net Tax benefits are actually realized after the applicable indemnity payment has been made, the Indemnitee shall make a payment to the Indemnitor in an amount equal to such net Tax benefit within 10 Business Days after such net Tax benefit is actually realized.

Section 11.10 Sole Remedy. Each of the parties hereto acknowledges and agrees that, from and after the Closing, absent fraud, its sole and exclusive remedy with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be the indemnification provisions contained in this Article 11, which are intended to provide the sole and exclusive remedy of the parties following the Closing as to all Damages any Indemnitee may incur arising from or relating to this Agreement, the Merger or Merger Transactions, and absent fraud, the parties shall have no other remedy or recourse with respect to any of the foregoing, other than pursuant to this Article 11 (it being understood that nothing in this Article 11 or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable remedies to enforce the covenants referred to in this Agreement that are to be performed after the Closing).

ARTICLE 12.

MISCELLANEOUS

Section 12.01 No Other Representations.

(a) PARENT, MERGER SUB AND SISTER SUB SPECIFICALLY ACKNOWLEDGE AND AGREE THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 (FOR THE PURPOSE OF THIS SECTION 12.01(a), AS MODIFIED PURSUANT TO THIS AGREEMENT) AND ARTICLE 4, NONE OF THE COMPANY, THE COMPANY SHAREHOLDERS, MJM OR ANY OTHER PERSON MAKES, OR HAS MADE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, ITS SUBSIDIARIES OR THE COMPANY SHAREHOLDERS, MJM OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ANCILLARY AGREEMENTS. PARENT, MERGER SUB AND SISTER SUB SPECIFICALLY ACKNOWLEDGE AND AGREE TO THE COMPANY’S, THE COMPANY SHAREHOLDERS’ AND MJM’S EXPRESS DISAVOWAL AND DISCLAIMER OF ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY OR ITS SUBSIDIARIES, THE COMPANY SHAREHOLDERS, MJM OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, AND OF ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PARENT, MERGER SUB, SISTER SUB OR THEIR AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PARENT, MERGER SUB, SISTER SUB OR THEIR AFFILIATES BY ANY REPRESENTATIVE OF THE COMPANY, THE COMPANY SHAREHOLDERS, MJM OR ANY OF THEIR RESPECTIVE AFFILIATES). IN FURTHERANCE OF THE FOREGOING, AND NOT IN LIMITATION THEREOF, PARENT, MERGER SUB AND SISTER SUB SPECIFICALLY ACKNOWLEDGE AND AGREE THAT NONE OF THE COMPANY, ITS SUBSIDIARIES, THE COMPANY SHAREHOLDERS OR MJM HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST DELIVERED TO PARENT, BUYER, MERGER SUB OR

THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES WITH RESPECT TO THE PERFORMANCE OF THE COMPANY OR ITS SUBSIDIARIES OR THEIR AFFILIATES EITHER BEFORE OR AFTER THE CLOSING DATE. PARENT, MERGER SUB AND SISTER SUB SPECIFICALLY ACKNOWLEDGE AND AGREE THAT, EXCEPT AS SET FORTH IN THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 (FOR THE PURPOSE OF THIS SECTION 12.01(a), AS MODIFIED PURSUANT TO THIS AGREEMENT) AND ARTICLE 4 (FOR THE PURPOSE OF THIS SECTION 12.01(a), AS MODIFIED PURSUANT TO THIS AGREEMENT), NONE OF THE COMPANY, ITS SUBSIDIARIES, ANY COMPANY SHAREHOLDER OR MJM MAKES, NOR HAS MADE, ANY REPRESENTATIONS OR WARRANTIES TO PARENT, MERGER SUB OR SISTER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY OR ITS SUBSIDIARIES. PARENT, MERGER SUB AND SISTER SUB SHALL ACQUIRE THE COMPANY (I) WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE COMPANY, ANY ASSETS OR ANY PART THEREOF AND (II) IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT IN EACH CASE, FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 (FOR THE PURPOSE OF THIS SECTION 12.01(a), AS MODIFIED PURSUANT TO THIS AGREEMENT) AND ARTICLE 4 (FOR THE PURPOSE OF THIS SECTION 12.01(a), AS MODIFIED PURSUANT TO THIS AGREEMENT). OTHER THAN WITH RESPECT TO FRAUD, EACH OF PARENT, MERGER SUB AND SISTER SUB HEREBY WAIVES, ON BEHALF OF ITSELF, ITS SUBSIDIARIES (INCLUDING AFTER THE CLOSING, THE SURVIVING COMPANY) AND ITS AND THEIR RESPECTIVE AFFILIATES, FROM AND AFTER THE CLOSING, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IT MAY HAVE AGAINST THE COMPANY SHAREHOLDERS, MJM AND THE SHAREHOLDER REPRESENTATIVE, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OFFICER, DIRECTOR, SHAREHOLDER, TRUSTEE, MANAGER, MEMBER OR PARTNER OF ANY OF THE FOREGOING, AND AGREES NO RECOURSE SHALL BE SOUGHT OR GRANTED AGAINST ANY OF THEM, RELATING TO THE OPERATION OF THE COMPANY OR ITS BUSINESSES PRIOR TO THE CLOSING OR RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED HEREIN, AND ANY DOCUMENT DELIVERED HEREUNDER) AND THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER ARISING UNDER OR BASED UPON ANY FEDERAL, STATE, LOCAL OR FOREIGN STATUTE, LAW, ORDINANCE, RULE OR REGULATION OR OTHERWISE, IN EACH CASE, EXCEPT ANY CLAIM FOR BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR OTHER AGREEMENT THAT SURVIVES THE CLOSING UNDER THIS AGREEMENT OR ANY INDEMNIFICATION CLAIMS THAT MAY BE BROUGHT SOLELY IN ACCORDANCE WITH THE PROVISIONS OF ARTICLE 11.

(b) THE COMPANY, THE COMPANY SHAREHOLDERS AND MJM, SPECIFICALLY ACKNOWLEDGE AND AGREE THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5 (FOR THE PURPOSE OF THIS SECTION 12.01(b), AS MODIFIED PURSUANT TO THIS

AGREEMENT), NONE OF THE PARENT, MERGER SUB, SISTER SUB OR ANY OTHER PERSON MAKES, OR HAS MADE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PARENT OR ITS SUBSIDIARIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ANCILLARY AGREEMENTS. THE COMPANY, THE COMPANY SHAREHOLDERS AND MJM SPECIFICALLY ACKNOWLEDGE AND AGREE TO PARENT’S, MERGER SUB’S AND SISTER SUB’S EXPRESS DISAVOWAL AND DISCLAIMER OF ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY PARENT OR ITS SUBSIDIARIES, MERGER SUB, SISTER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, AND OF ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE COMPANY, THE COMPANY SHAREHOLDERS, MJM OR THEIR AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE COMPANY, THE COMPANY SHAREHOLDERS, MJM OR THEIR AFFILIATES BY ANY REPRESENTATIVE OF PARENT OR ANY OF ITS AFFILIATES). IN FURTHERANCE OF THE FOREGOING, AND NOT IN LIMITATION THEREOF, THE COMPANY, THE COMPANY SHAREHOLDERS AND MJM SPECIFICALLY ACKNOWLEDGE AND AGREE THAT NONE OF PARENT, ITS SUBSIDIARIES, MERGER SUB OR SISTER SUB HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST DELIVERED TO THE COMPANY, THE COMPANY SHAREHOLDERS OR MJM OR THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES WITH RESPECT TO THE PERFORMANCE OF PARENT OR ITS SUBSIDIARIES EITHER BEFORE OR AFTER THE CLOSING DATE. THE COMPANY, THE COMPANY SHAREHOLDERS AND MJM SPECIFICALLY ACKNOWLEDGE AND AGREE THAT, EXCEPT AS SET FORTH IN THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5 (FOR THE PURPOSE OF THIS SECTION 12.01(b), AS MODIFIED PURSUANT TO THIS AGREEMENT), NONE OF PARENT, MERGER SUB OR SISTER SUB MAKES, NOR HAS MADE, ANY REPRESENTATIONS OR WARRANTIES TO THE COMPANY, THE COMPANY SHAREHOLDERS OR MJM REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF PARENT OR ITS SUBSIDIARIES. OTHER THAN WITH RESPECT TO FRAUD, EACH OF THE COMPANY, THE COMPANY SHAREHOLDERS AND MJM HEREBY WAIVES, ON BEHALF OF ITSELF, ITS SUBSIDIARIES (INCLUDING AFTER THE CLOSING, THE SURVIVING COMPANY) AND ITS AND THEIR RESPECTIVE AFFILIATES, FROM AND AFTER THE CLOSING, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IT MAY HAVE AGAINST PARENT OR ANY OF ITS AFFILIATES OR ANY OFFICER, DIRECTOR, SHAREHOLDER, TRUSTEE, MANAGER, MEMBER OR PARTNER OF ANY OF THE FOREGOING, AND AGREES NO RECOURSE SHALL BE SOUGHT OR GRANTED AGAINST ANY OF THEM, RELATING TO THE OPERATION OF PARENT OR ITS BUSINESSES PRIOR TO THE CLOSING OR RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED HEREIN, AND ANY DOCUMENT DELIVERED HEREUNDER) AND THE TRANSACTIONS CONTEMPLATED HEREBY,

WHETHER ARISING UNDER OR BASED UPON ANY FEDERAL, STATE, LOCAL OR FOREIGN STATUTE, LAW, ORDINANCE, RULE OR REGULATION OR OTHERWISE, IN EACH CASE, EXCEPT ANY CLAIM FOR BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR OTHER AGREEMENT THAT SURVIVES THE CLOSING UNDER THIS AGREEMENT OR ANY INDEMNIFICATION CLAIMS THAT MAY BE BROUGHT SOLELY IN ACCORDANCE WITH THE PROVISIONS OF ARTICLE 11.

Section 12.02 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one Business Day after the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other parties hereto pursuant to this provision):

if to Parent, Merger Sub or Sister Sub, to:

Universal Truckload Services, Inc.

12755 E. Nine Mile Rd.

Warren, MI 48089

Attention: Independent Directors

Facsimile No.: (586) 920-0258

with a copy (which shall not constitute notice or constructive notice) to each of:

Latham & Watkins LLP

233 South Wacker Drive

Suite 5800

Chicago, IL 60606

Attention: Mark D. Gerstein

Attention: Timothy P. Fitzsimons

Facsimile No.: (312) 993- 9767

and

Clark Hill PLC

500 Woodward Ave.

Suite 3500

Detroit, MI 48226

Attention: D. Kerry Crenshaw

Facsimile No.: (313) 965-8252

if to the Company, to:

LINC Logistics Company

11355 Stephens Road

Warren, MI 48089

Attention: David Crittenden

Facsimile No.: (586) 757-2893

with a copy (which shall not constitute notice or constructive notice) to each of:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94025

Attention: William B. Brentani

Attention: Peter S. Malloy

Facsimile: (650) 251-5002

and

Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.

425 W. Capitol Avenue, Suite 1800

Little Rock, AR 72201

Attention: C. Douglas Buford

Facsimile: (501) 918-7886

if to a Company Shareholder, the Shareholder Representative, or MJM to:

Matthew T. Moroun

c/o LINC Logistics Company

11355 Stephens Road

Warren, MI 48089

Facsimile No.: (586) 757-2893

E-mail: moroun@goctii.com

with a copy (which shall not constitute notice or constructive notice) to each of:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94025

Attention: William B. Brentani

Attention: Peter S. Malloy

Facsimile: (650) 251-5002

and

Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.

425 W. Capitol Avenue, Suite 1800

Little Rock, AR 72201

Attention: C. Douglas Buford

Facsimile: (501) 918-7886

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 12.03 Amendments, Extensions and Waivers.

(a) Any provision of this Agreement may be amended, extended with respect to the time for performance of any of the obligations or other acts of the parties, or waived prior to the Effective Time if, but only if, such amendment, extension or waiver is in writing and is signed, in the case of an amendment or extension, by each party hereto, which in the case of Parent shall require the written approval of the Special Committee (in the case of an amendment, extension or waiver prior to the Effective Time) or the Audit Committee (in the case of an amendment, extension or waiver following the Effective Time).

(b) No failure or delay by any party in exercising any right, power, remedy or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Merger Transactions and the other transactions contemplated hereby and thereby shall be paid by the party incurring such cost or expense.

Section 12.05 Disclosure Schedule References. The parties hereto agree that any matter or reference in a particular Section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement if the relevance of that matter or reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that matter or reference and such representations and warranties (or covenants, as applicable).

Section 12.06 Binding Effect; Benefit; Assignment; Parent Actions.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except with respect to

Section 7.07, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer, in whole or in part, any of its rights or obligations under this Agreement, and any such purported assignment, delegation or transfer shall be null and void and without any force or effect, in each such case, without the prior written consent of each other party hereto.

(c) The parties acknowledge that the charter of the Audit Committee requires the Audit Committee to review the material facts of any proposed related person transaction and, following the dissolution of the Special Committee, the enforcement of any rights or obligations under this Agreement shall be reviewed by the Audit Committee prior to any action being taken by Parent.

Section 12.07 Arbitration; Governing Law.

(a) Any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereunder or a breach thereof (each, a “Dispute”) shall be resolved by binding and confidential arbitration. Parent, on the one hand, and the Company Shareholders and MJM, on the other hand, may initiate arbitration under this Section 12.07 by filing a written arbitration demand with the regional office of the American Arbitration Association (“AAA”) closest to Warren, Michigan and contemporaneously providing a copy of such demand to the other party at the applicable address(es) provided in Section 12.02. The arbitration shall be governed by and conducted pursuant to the AAA’s Commercial Arbitration Rules, including the Procedures for Large, Complex Commercial Disputes and the Optional Rules for Emergency Measures of Protection; provided, however, there shall be three arbitrators. One arbitrator will be selected by each of Parent, on the one hand, and the Company Stockholders, on the other hand, promptly (and in any event, within fifteen (15) Business Days of the receipt of a notice of arbitration demand) (which arbitrator must be an Eligible Arbitrator) and the two Eligible Arbitrators selected by such parties shall promptly (and in any event, within five (5) Business Days after the initial two Eligible Arbitrators have been selected) select a third Eligible Arbitrator from the American Arbitration Association’s Large, Complex Commercial Case Panel. Any arbitrator not timely appointed by the parties or otherwise under this Section 12.07 shall be appointed by the AAA in accordance with the listing, ranking and striking method in the Rules, and in any such procedure, each of Parent, on the one hand, and the Company Shareholders and MJM, on the other hand, shall be given up to three (3) peremptory strikes and an unlimited number of strikes for cause. Any controversy concerning whether a Dispute is arbitrable, whether arbitration has been waived, whether a party to or assignee of this Agreement is bound to arbitrate, or as to the interpretation, applicability or enforceability of this Section 12.07 shall be determined by the arbitrators. The place of the arbitration shall be Warren, Michigan, or at a location mutually agreed upon by the parties. Except as may be required by Applicable Law and for communications among the parties and their respective counsel (and persons retained by counsel for the purpose of assisting in any proceeding, who shall agree to be bound by a reasonable confidentiality agreement), all arbitration proceedings commenced hereunder shall be confidential.

(b) This Agreement will be governed by, and in the event of any arbitration, the arbitrators will apply, the substantive law (and the law of remedies, if applicable) of the State of Michigan without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

(c) In the event the Dispute involves (i) valuation of a liability under this Agreement, (ii) an amount in controversy in a Dispute, or (iii) an amount of Damages following a determination of liability, the arbitration shall proceed in the following manner: Each of Parent, on the one hand, and the Company Shareholders and MJM, on the other hand, shall submit to the arbitration panel constituted in accordance with this Section 12.07, and exchange with each other, on a schedule to be determined by the arbitrators, a proposed valuation, amount or calculation of Damages (each, a “Proposal”), as the case may be, together with a statement setting forth such party’s explanation as to why its Proposal is accurate, along with all supporting documents or other evidence upon which such statement relies. The arbitration panel, within thirty (30) Business Days of receiving such Proposals, statements and supporting documents or other evidence, shall choose between the Proposals and shall be limited to awarding only one of the Proposals submitted. The arbitration panel shall supply a reasoned written opinion supporting its determination. Such determination shall be final and binding on the parties to such arbitration and there shall be no right of appeal therefrom.

(d) Each party shall pay its own fees and expenses for the arbitration and the fees and expenses of the arbitrators shall be equally shared by the parties.

(e) Any arbitration proceeding shall be concluded in a maximum of three (3) months from the commencement of the arbitration. The parties involved in the proceeding may agree in writing (at each party’s discretion) to extend the arbitration period if necessary to appropriately resolve the controversy, claim or alleged breach.

(f) Unless otherwise agreed in writing, the parties will continue to honor all other commitments under this Agreement and each Ancillary Agreement during the course of arbitration pursuant to the provisions of this Section 12.07 with respect to all matters not subject to such arbitration.

(g) The arbitrators may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements (other than the Amended and Restated Registration Rights Agreement) or any other agreement between the parties entered into pursuant hereto, as the case may be, if the subject of the controversy, claim or alleged breach arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time and shall be subject to the provisions of Section 12.07(a).

(h) In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm while an arbitration proceeding is pending or an award is subject to confirmation or enforcement, then each of Parent, Sister Sub and Merger Sub, on the one hand, and the Company and the Company Shareholders and MJM, on the other hand, is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby irrevocably and unconditionally (i) submits, for itself and its property, to, and (ii) hereby consents to, the jurisdiction of the federal and state courts (and of the appropriate appellate courts) for the State of Michigan, Macomb County, for such purpose. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, and each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 12.02 above shall be effective service of process for any such action or proceeding. Each party agrees that (x) it will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or otherwise, and (y) it will not bring any action relating to this Agreement, any Ancillary Agreement or any of the transactions contemplated by this Agreement in any court other than any such court.

Section 12.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, ARBITRATION, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF PARENT, SISTER SUB, MERGER SUB, THE COMPANY, THE COMPANY SHAREHOLDERS, MJM AND/OR THE SHAREHOLDER REPRESENTATIVE IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 12.09 Shareholder Representative.

(a) Each of the Company Shareholders hereby appoints (and by his execution of this Agreement as Shareholder Representative, Matthew T. Moroun hereby accepts his appointment) as the true, exclusive and lawful agent and attorney-in-fact, of the Company Shareholders to act in the name, place and stead of the Company Shareholders in connection with the transactions contemplated by this Agreement, in accordance with the terms and provisions of this Agreement, and to act on behalf of the Company Shareholders in any Proceeding or Dispute involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of the Company Shareholders as the Shareholder Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power:

(i) to act for the Company Shareholders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Company Shareholders and to transact matters of arbitration or other Proceedings;

(ii) to execute and deliver all amendments, waivers, Ancillary Agreements, stock powers, certificates and documents that the Shareholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii) to execute and deliver all amendments and waivers to this Agreement that the Shareholder Representative deems necessary or appropriate, whether prior to, at or after the Closing;

(iv) to receive funds for the payment of expenses of the Company Shareholders and apply such funds in payment for such expenses; and

(v) to do or refrain from doing any further act or deed on behalf of the Company Shareholders that the Shareholder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as the Company Shareholders could do if personally present.

(b) The Shareholder Representative may be removed or replaced only upon delivery of written notice to Parent by each of the Company Shareholders. Parent, the Surviving Company and any other Person may conclusively and absolutely rely, without inquiry, upon any written instrument delivered by the Shareholder Representative in all matters referred to herein. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive compensation for its, his or her services; provided, that the Shareholder Representative shall be entitled to reimbursements of expenses pursuant to Section 12.09(d). The Shareholder Representative shall act for the Company Shareholders on all of the matters set forth in this Agreement in the manner the Shareholder Representative believes to be in the best interest of the Company Shareholders and consistent with the obligations under this Agreement, but the Shareholder Representative shall not be responsible or liable to the Company Shareholders for any Damages the Company Shareholders may suffer by the performance of its duties under this Agreement, other than Damage arising from willful misconduct in the performance of his, her or its duties under this Agreement. The Shareholder Representative shall incur no liability to the Company Shareholders with respect to any action taken, omitted to be taken or suffered by them in reliance upon any notice, direction, instruction, consent, statement or other documents believed by him, her or it to be genuinely and duly authorized, nor for any other action or inaction except its own willful misconduct. The Shareholder Representative may, in all questions arising under this Agreement, or any other agreement, rely on the advice of counsel and the Shareholder Representative shall not be liable to the Company Shareholders for anything done, omitted or suffered in good faith by the Shareholder Representative based on such advice. The Shareholder Representative is authorized by the Company Shareholders to incur expenses on behalf of the Company Shareholders in acting hereunder. The parties hereto understand and agree that the Shareholder Representative is acting solely on behalf of and as agent for the Company Shareholders and not in his or her personal capacity.

(c) Each Company Shareholder agrees to indemnify the Shareholder Representative for its respective Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative) or disbursements of any kind or nature whatsoever which may at any time be imposed on or incurred by the Shareholder Representative in any way relating to or arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder or this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Company Shareholder shall be liable for any of the foregoing to the extent they arise from the Shareholder Representative’s willful misconduct.

(d) All reasonable and documented out-of-pocket expenses, including legal fees and expenses and fees, in each such case, incurred by the Shareholder Representative in fulfilling the duties of the Shareholder Representative as agent for the Company Shareholders hereunder shall be paid or reimbursed by the Company Shareholders based on their Pro Rata Share. Without limiting the generality of the foregoing, the Shareholder Representative is authorized to deduct from any payment due to the Company Shareholders pursuant to this Agreement the amount of any reimbursement.

Section 12.10 Counterparts. This Agreement may be executed by the parties by facsimile or electronic mail transmission in Portable Document Format (.pdf) and in any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 12.11 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction, or under Applicable Law, to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such a determination that any term, provision, covenant or restriction of this Agreement is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement would not be adequately compensated by monetary damages. Except as otherwise set forth in this Section 12.13, including the limitations set forth herein, the parties acknowledge and agree that, prior to the termination of this Agreement pursuant to Section 10.01, the parties shall in the event of any breach or threatened breach by the Company or Company Shareholders, on the one hand, or Parent, Merger Sub or Sister Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company and the Company Shareholders, on the one hand, and Parent, Merger Sub and Sister Sub, on the other hand, shall to the fullest extent permitted by Applicable Law, be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, without proof of actual damage or inadequacy of legal remedy. The pursuit of specific enforcement by any party hereto shall not be deemed to be an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled.

(b) Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(c) Each of the Company and the Company Shareholders, on the one hand, and Parent, Sister Sub and Merger Sub, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the other party(ies), as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 12.13. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction in accordance with the terms of this Section 12.13. Each party further agrees that (i) by seeking the remedies provided for in this Section 12.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 12.13 are not available or otherwise are not granted and (ii) nothing set forth in this Section 12.13 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance hereunder prior to, or as a condition to, exercising any termination right under Article 10 (and pursuing damages after such termination in accordance with this Agreement), nor shall the commencement of any arbitration or legal proceeding pursuant to Section 12.07 or this Section 12.13 or anything set forth in Section 12.07 or this Section 12.13 restrict or limit any party’s right thereafter to terminate this Agreement in accordance with the terms of Article 10 or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 12.14 Provision Respecting Legal Representation. It is acknowledged by each of the parties hereto that (a) each of the Company, the Company Shareholders, MJM and the Shareholder Representative has retained Simpson Thacher & Bartlett LLP (“STB”) and Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. (“Mitchell, Williams”) to act as its counsel in connection with the transactions contemplated hereby and (b) Parent has retained STB to act as its antitrust counsel in connection with the transactions contemplated hereby, including in connection with making an appropriate filing of a Notification and Report Form or Forms pursuant to the HSR Act. Parent, Sister Sub, Merger Sub, the Company, the Company Shareholders, MJM and the Shareholder Representative (i) have each waived any conflict inherent in the representations set forth in the preceding sentence, and (ii) hereby agree that, in the event that a dispute arises after the Closing between Parent, the Transitory Surviving Corporation and/or the Surviving Company, on the one hand, and the Company Shareholders, MJM and/or the Shareholder Representative, on the other hand, each of STB and Mitchell,

Williams may represent any or all of the Company Shareholders, MJM and/or the Shareholder Representative in such dispute even though the interests of the Company Shareholders, MJM and/or the Shareholder Representative may be directly adverse to Parent, the Transitory Surviving Corporation and the Surviving Company or any of their respective Subsidiaries, and even though (x) STB represents Parent in connection with antitrust matters related to the transactions contemplated and (y) STB and Mitchell, Williams formerly may have represented the Company or any of its Subsidiaries in a matter substantially related to such dispute. Parent further agrees that, in connection with any future dispute between Parent, the Transitory Surviving Corporation and the Surviving Company or any of their respective Affiliates, on the one hand, and any of the Company Shareholders, MJM the Shareholder Representative or their respective Affiliates, on the other hand, with respect to the transactions contemplated by this Agreement, as to all communications among STB, Mitchell, Williams, the Company, any of its or Subsidiaries and any Company Shareholders, MJM or the Shareholder Representative that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Company Shareholder, MJM or Shareholder Representative, as the case may be, and may be controlled by the Company Shareholder, MJM or Shareholder Representative, as the case may be, and shall not pass to or be claimed by Parent, the Transitory Surviving Corporation and the Surviving Company or any of its or their Subsidiaries.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

UNIVERSAL TRUCKLOAD SERVICES, INC.

By:
Name:
Title:

UPTON MERGER SUB I, INC.

By:
Name:
Title:

UPTON MERGER SUB II, LLC

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

LINC LOGISTICS COMPANY

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

MATTHEW T. MOROUN

By:

MJM 2012 ANNUITY TRUST, DATED APRIL 30, 2012

By:
Name:
Title:

MANUEL J. MOROUN REVOCABLE TRUST U/A, DATED MARCH 24, 1977, AS AMENDED AND RESTATED ON DECEMBER 22, 2004

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

MATTHEW T. MOROUN solely in the capacity as agent and attorney-in-fact for the Company Shareholders

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

MANUEL J. MOROUN solely with respect to the Applicable Sections

By:

[Signature Page to Agreement and Plan of Merger]